Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-178960

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Exchange Traded Access Securities (E-TRACS)	$100,000,000	(1)(2)

(1)	$7,130 registration fee was previously paid on September 28, 2010.
(2)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Amendment No. 2 dated January 11, 2012* to PROSPECTUS SUPPLEMENT dated September 28, 2010 (To Prospectus dated January 11, 2012)

UBS AG 1xMonthly Short Exchange Traded Access Securities (E-TRACS) Linked to the Alerian MLP Infrastructure Total Return Index due October 1, 2040

UBS AG $100,000,000 E-TRACS

The UBS AG 1xMonthly Short Exchange Traded Access Securities (E-TRACS) linked to the Alerian MLP Infrastructure Total Return Index (the “Securities”) are senior unsecured debt securities issued by UBS AG (UBS) that provide short exposure to the compounded monthly inverse performance of the Alerian MLP Infrastructure Total Return Index (the “Index”), reduced by (i) the Accrued Stock Borrow Fees and (ii) the Fee Amount of 0.85% per annum, and increased by the Accrued Financing Payment (each as described below). Investing in the Securities involves significant risks. You may lose some or all of your principal at maturity, early redemption, acceleration or upon exercise by UBS of its call right if the compounded monthly inverse return of the Index (calculated as described herein) is not sufficient, together with the Accrued Financing Payment, to offset the combined negative effect of the Accrued Stock Borrow Fees and the Fee Amount, and the Redemption Fee Amount, if applicable. Because your investment in the Securities is linked to the inverse performance of the Index, an increase in the level of the Index will have a negative effect on your payment at maturity, call, acceleration or early redemption, whereas a decrease in the level of the Index will have a positive effect on your payment. The Securities do not pay any interest during their term. Instead, you will receive a cash payment at maturity, acceleration or upon exercise by UBS of its call right based on the compounded monthly inverse performance of the Index and the Accrued Financing Payment less the Accrued Stock Borrow Fees and the Fee Amount as described herein. You will receive a cash payment upon early redemption based on the compounded monthly inverse performance of the Index and the Accrued Financing Payment less the Accrued Stock Borrow Fees, the Fee Amount and the Redemption Fee Amount. Payment at maturity, acceleration, call or upon early redemption is subject to the creditworthiness of UBS. In addition, the actual and perceived creditworthiness of UBS will affect the market value, if any, of the Securities prior to maturity, acceleration, call or early redemption. The Securities are designed as a trading product and should not be used as a buy and hold investment. The principal terms of the Securities are as follows:

Issuer:	UBS AG (Jersey Branch)

Initial Trade Date:	September 28, 2010

Initial Settlement Date:	October 1, 2010

Term:	30 years, subject to your right to require UBS to redeem your Securities on any Redemption Date, the UBS Call Right or acceleration upon minimum indicative value or maximum intraday index value, each as described below.

Maturity Date:	October 1, 2040, subject to postponement

No Interest Payments:	We will not pay you interest during the term of the Securities.

Denomination/Face Amount:	$25.00 per Security

Underlying Index:	The return on the Securities is linked to the compounded monthly inverse performance of the Alerian MLP Infrastructure Total Return Index. The Alerian MLP Infrastructure Total Return Index, comprised of 25 energy infrastructure master limited partnerships, is a liquid, midstream-focused subset of the Alerian MLP Index. The Alerian MLP Infrastructure Total Return Index constituents earn the majority of their cash flow from the transportation, storage, and processing of energy commodities. For a detailed description of the Index, see “Alerian MLP Infrastructure Total Return Index” beginning on page S-30.

Early Redemption:	You may elect to require UBS to redeem your Securities, in whole or in part, on any Business Day prior to the Maturity Date commencing on October 13, 2010 through and including September 19, 2040, subject to a minimum redemption amount of at least 50,000 Securities. If you redeem your Securities, you will receive a cash payment equal to the Closing Indicative Security Value minus the Redemption Fee Amount, which will be determined on the applicable Redemption Valuation Date and paid on the applicable Redemption Date. You must comply with the redemption procedures described under “Specific Terms of the Securities — Redemption Procedures” beginning on page S-46 in order to redeem your Securities.

Redemption Fee Amount:	The product of (a) 0.125% and (b) the sum of the Current Principal Amount plus the Inverse Index Performance Amount as of the applicable Redemption Valuation Date.

Redemption Procedures:	To redeem your Securities prior to the Maturity Date, you must instruct your broker to deliver a redemption notice to UBS by e-mail no later than 12:00 noon (New York City time) on the Business Day immediately preceding the applicable Redemption Valuation Date and you and your broker must follow the procedures described herein. If you fail to comply with these procedures, your notice will be deemed ineffective.

See “Risk Factors” beginning on page S-18 for additional risks related to an investment in the Securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

UBS Investment Bank	(cover continued on next page)

Prospectus Supplement dated January 11, 2012

UBS Call Right:	On any Exchange Business Day (or if such day is not an Exchange Business Day, the next Exchange Business Day) on or after October 3, 2011 through and including the Maturity Date (the “Call Settlement Date”), UBS may at its option redeem all, but not less than all, issued and outstanding Securities. To exercise its Call Right, UBS must provide notice to the holders of the Securities not less than eighteen calendar days prior to the Call Settlement Date specified by UBS. Upon early redemption in the event UBS exercises this right, you will receive a cash payment equal to the Closing Indicative Security Value, which will be calculated on the last Index Business Day in the Call Measurement Period and paid on the Call Settlement Date.

Acceleration upon Minimum Indicative Value or Maximum Intraday Index Value:	If, at any time, (1) the indicative value on any Index Business Day equals $5.00 or less or (2) the intraday index value on any Index Business Day increases 60% from the most recent Monthly Initial Closing Level (each such day, an “Acceleration Date”), all issued and outstanding Securities will be automatically accelerated and mandatorily redeemed by UBS (even if the indicative value would later exceed $5.00 or the intraday index value would decrease from the +60% level on such Acceleration Date or any subsequent Index Business Day) for a cash payment equal to the Closing Indicative Security Value, which will be calculated on the last Index Business Day in the Acceleration Measurement Period and paid on the Acceleration Settlement Date. The “Acceleration Settlement Date” will be the third Index Business Day following the last Index Business Day in the Acceleration Measurement Period.

Redemption Dates:	The applicable Redemption Date means the third Business Day following the applicable Redemption Valuation Date (the “Redemption Date”). The first Redemption Date was October 13, 2010. The final Redemption Date will be September 19, 2040.

Payment at Maturity/Redemption/ Acceleration/Call:	On the Maturity Date, the Redemption Date, the Acceleration Settlement Date or the Call Settlement Date, as the case may be, you will receive a cash payment per Security in an amount equal to the Closing Indicative Security Value, minus, only pursuant to an early redemption, the Redemption Fee Amount.

For purposes of calculating the Closing Indicative Security Value at maturity, call, acceleration or upon early redemption, the Closing Indicative Security Value will be determined as of the last Index Business Day in the Final Measurement Period, Call Measurement Period or Acceleration Measurement Period, or on the Redemption Valuation Date, as the case may be.

Closing Indicative Security Value:	The Closing Indicative Security Value for each Security on the last Index Business Day in the Final Measurement Period, Call Measurement Period or Acceleration Measurement Period, or on the Redemption Valuation Date, will equal (a) the Current Principal Amount per Security plus (b) the Inverse Index Performance Amount on such calendar day minus (c) the Fee Amount on such calendar day minus (d) the Accrued Stock Borrow Fees on such calendar day plus (e) the Accrued Financing Payment on such calendar day; provided that if such calculation results in a negative value, or if such calculation minus the Redemption Fee Amount results in a negative value, the Closing Indicative Security Value will be $0.

Inverse Index Performance Amount:	On the Initial Trade Date, the Inverse Index Performance Amount for each Security will equal $0. On any subsequent calendar day, the Inverse Index Performance Amount for each Security will equal the product of (a) negative one times (b) the Current Principal Amount per Security times (c) the Index Performance Percentage on such calendar day.

Index Performance Percentage:	The Index Performance Percentage on the Initial Trade Date will equal 0%. On any subsequent calendar day, the Index Performance Percentage will equal (a) (i) the Final VWAP Level on such calendar day (or, if such a day is not an Index Business Day, the Final VWAP Level on the immediately preceding Index Business Day) divided by (ii) the Monthly Initial Closing Level minus (b) 100%.

VWAP:	With respect to each Index constituent, as of any date of determination, the volume-weighted average price of one unit of such Index constituent as determined by the VWAP Calculation Agent based on the Primary Exchange for each Index constituent.

Final VWAP Level:	As determined by the VWAP Calculation Agent, the arithmetic mean of the VWAP Levels measured on each Index Business Day during the Final Measurement Period, Call Measurement Period or the Acceleration Measurement Period, or the VWAP Level on any Redemption Valuation Date, as applicable.

VWAP Level:	On any Index Business Day, as calculated by the VWAP Calculation Agent,

(Price Return VWAP Level/Price Return Closing Level on the immediately preceding Index Business Day plus Daily Dividend Amount/Price Return Closing Level on the immediately preceding Index Business Day) times Index Closing Level on the immediately preceding Index Business Day.

Current Principal Amount:	For the period from the Initial Trade Date to September 30, 2010 (such period, the “initial calendar month”), the Current Principal Amount will equal $25.00 per Security. For each subsequent calendar month, the Current Principal Amount for each Security will be reset as follows on the Monthly Reset Date:

New Current Principal Amount = previous Current Principal Amount × Monthly Reset Factor on the applicable Monthly Valuation Date – Accrued Stock Borrow Fees on the applicable Monthly Valuation Date – the Fee Amount on the applicable Monthly Valuation Date + Accrued Financing Payment on the applicable Monthly Valuation Date

(cover continued on next page)

Monthly Reset Factor:	1 – (Monthly Performance Ratio)

Monthly Performance Ratio:	On any Monthly Valuation Date:

Index Closing Level – Monthly Initial Closing Level

Monthly Initial Closing Level

Monthly Initial Closing Level:	For the initial calendar month, 1683.01, the Index Closing Level on September 28, 2010 as reported on the NYSE and Bloomberg L.P. For each subsequent calendar month, the Monthly Initial Closing Level equals the Index Closing Level on the Monthly Valuation Date for the previous calendar month.

Index Closing Level:	The closing level of Index as reported on the NYSE and Bloomberg L.P. under the symbol “AMZIX”.

Fee Factor:	As of any date of determination, an amount per Security equal to the product of (a) 0.85% and (b)

Current Principal Amount ×	(1–	Index Closing Level – Monthly Initial Closing Level	)
Monthly Initial Closing Level

, divided by 365, as of the immediately preceding Index Business Day.

Fee Amount:	An amount equal to (i) on the Initial Trade Date, zero; (ii) on the first Monthly Valuation Date, the sum of the Fee Factors on each calendar day from and excluding the Initial Trade Date to and including the first Monthly Valuation Date; (iii) on any Monthly Valuation Date after the first Monthly Valuation Date, the sum of the Fee Factors on each calendar day from and excluding the immediately preceding Monthly Valuation Date to and including such Monthly Valuation Date; and (iv) on the last Index Business Day in the Final Measurement Period, Call Measurement Period or Acceleration Measurement Period, or on the Redemption Valuation Date, the sum of the Fee Factors on each calendar day from and excluding the immediately preceding Monthly Valuation Date to and including such last Index Business Day or the Redemption Valuation Date, as applicable.

Current Indicative Value:	As determined by the Security Calculation Agent as of any date of determination, an amount per Security, equal to

Current Principal Amount ×	(1+	Index Closing Level – Monthly Initial Closing Level	)
Monthly Initial Closing Level

Accrued Stock Borrow

Fee Factor:	As of any date of determination, an amount per Security equal to the product of (a) 1.95% and (b) the Current Indicative Value, divided by 360, as of the immediately preceding Index Business Day.

Accrued Stock Borrow Fees:	An amount equal to (i) on the Initial Trade Date, zero; (ii) on the first Monthly Valuation Date, the sum of the Accrued Stock Borrow Fee Factors on each calendar day from and excluding the Initial Trade Date to and including the first Monthly Valuation Date; (iii) on any Monthly Valuation Date after the first Monthly Valuation Date, the sum of the Accrued Stock Borrow Fee Factors on each calendar day from and excluding the immediately preceding Monthly Valuation Date to and including such Monthly Valuation Date; and (iv) on the last Index Business Day in the Final Measurement Period, Call Measurement Period or Acceleration Measurement Period, or on the Redemption Valuation Date, the sum of the Accrued Stock Borrow Fee Factors on each calendar day from and excluding the immediately preceding Monthly Valuation Date to and including such last Index Business Day or the Redemption Valuation Date, as applicable.

Accrued Financing Payment:	As determined by the Security Calculation Agent as of any date of determination, an amount equal to the product of (i) the Financing Level on the immediately preceding Monthly Valuation Date times (ii) the Financing Rate times (iii) the number of calendar days from, but excluding, the immediately preceding Monthly Valuation Date to, and including, the then current Monthly Valuation Date, last Index Business Day in the Final Measurement Period, Call Measurement Period or Acceleration Measurement Period, or the Redemption Valuation Date, as applicable, divided by (iv) 360. On the first Monthly Valuation Date, the Accrued Financing Payment for each Security will equal the product of (i) the Financing Level on the Initial Trade Date times (ii) the Financing Rate times (iii) the number of calendar days from, but excluding, the Initial Trade Date to, and including, the first Monthly Valuation Date divided by (iv) 360.

You may lose some or all of your principal if the Index level increases or does not decrease by an amount sufficient, together with the Accrued Financing Payment, to offset the cumulative effect of the Accrued Stock Borrow Fees and the Fee Amount, and the Redemption Fee Amount, if applicable.

Listing:	The Securities are listed on NYSE Arca under the symbol “MLPS.” If an active secondary market develops, we expect that investors will purchase and sell the Securities primarily in this secondary market.

CUSIP Number:	902641612

ISIN Number:	US9026416126

Security Calculation Agent:	UBS Securities LLC

VWAP Calculation Agent:	NYSE

On the Initial Trade Date, we sold $10,000,000 stated Principal Amount of Securities to UBS Securities LLC at 100% of their aggregate face amount. UBS Securities LLC will sell these Securities to the public at 100% of their aggregate face amount.

After the Initial Trade Date, UBS Securities LLC, UBS Financial Services Inc. and dealers purchasing as principal may sell the Securities for a price equal to their Closing Indicative Security Value, as calculated by UBS Securities LLC as of the date of such sale. In calculating the Closing Indicative Security Value for the purpose of those sales, UBS Securities LLC will assume that the date of the sale is a Redemption Valuation Date. We will receive proceeds in each such sale equal to such Closing Indicative Security Value multiplied by the number of Securities sold. UBS Securities LLC, UBS Financial Services Inc. or other broker-dealers may charge normal commissions in connection with the sales described in this paragraph. Please see “Supplemental Plan of Distribution” on page S-65 for more information.

We may use this prospectus supplement in the initial sale of the Securities. In addition, UBS Securities LLC or another of our affiliates may use this prospectus supplement in market-making transactions in any Securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

*	This Amendment No. 2 to the prospectus supplement dated September 28, 2010 (as amended, the “prospectus supplement”) is being filed for the purposes of (i) updating “Alerian MLP Infrastructure Total Return Index” and (ii) updating “Material U.S. Federal Income Tax Consequences.” Otherwise, all terms of the Securities remain as stated in the prospectus supplement. We filed a new base prospectus on January 11, 2012, which replaced the base prospectus dated January 13, 2009.

The UBS AG 1xMonthly Short Exchange Traded Access Securities (E-TRACS) Linked to the Alerian MLP Infrastructure Total Return Index due October 1, 2040 being offered as described in this prospectus supplement and the accompanying prospectus constitute one offering in a series of offerings of UBS AG E-TRACS exchange-traded notes. We are offering and may continue to offer from time to time E-TRACS linked to different underlying indices and with the same or different terms and conditions, relative to those set forth in this prospectus supplement. You should be sure to refer to the prospectus supplement for the particular offering of E-TRACS in which you are considering an investment.

This prospectus supplement contains the specific financial and other terms that apply to the securities being offered herein. Terms that apply generally to all our Medium-Term Notes, Series A, are described under “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) modify or supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling. The contents of any website referred to in this prospectus supplement are not incorporated by reference in this prospectus supplement or the accompanying prospectus.

You may access the accompanying prospectus dated January  11, 2012 at:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

Prospectus Supplement

Prospectus Supplement Summary	S-1
Hypothetical Examples	S-12
Risk Factors	S-18
Alerian MLP Infrastructure Total Return Index	S-30
Valuation of the Index and the Securities	S-38
Specific Terms of the Securities	S-42
Use of Proceeds and Hedging	S-57
Material U.S. Federal Income Tax Consequences	S-58
Benefit Plan Investor Considerations	S-62
Supplemental Plan of Distribution	S-64
Conflicts of Interest	S-65
Prospectus
Introduction	1
Cautionary Note Regarding Forward-Looking Information	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	6
UBS	7
Use of Proceeds	9
Description of Debt Securities We May Offer	10
Description of Warrants We May Offer	30
Legal Ownership and Book-Entry Issuance	45
Considerations Relating to Indexed Securities	50
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	53
U.S. Tax Considerations	55
Tax Considerations Under the Laws of Switzerland	66
Benefit Plan Investor Considerations	68
Plan of Distribution	70
Conflicts of Interest	72
Validity of the Securities	73
Experts	73

i

Prospectus Supplement Summary

The following is a summary of terms of the Securities, as well as a discussion of factors you should consider before purchasing the Securities. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries.

What are the Securities?

The Securities are senior unsecured medium-term notes issued by UBS with a return linked to the compounded monthly inverse performance of the Alerian MLP Infrastructure Total Return Index. As a result, the Securities generally appreciate in value as the level of the Index decreases, provided that such appreciation, which is associated with Index performance, together with the Accrued Financing Payment, is sufficient to offset the negative effect of the Fee Amount, the Accrued Stock Borrow Fees and the Redemption Fee Amount, if applicable. The Index, comprised of 25 energy infrastructure master limited partnerships, is a liquid, midstream-focused subset of the Alerian MLP Index. The Index constituents earn the majority of their cash flow from the transportation, storage, and processing of energy commodities. The Index is a proprietary index. For a detailed description of the Index, see “Alerian MLP Infrastructure Total Return Index” beginning on page S-30.

We refer to the master limited partnerships (MLPs) included in the Alerian MLP Infrastructure Total Return Index as the “Index constituents.”

The Securities seek to approximate the returns that might be available to investors through short sales of the equity securities underlying the Index. Short selling is the practice of selling assets (e.g., equity securities) that have been borrowed from a third party lender with the intention of buying identical assets back at a later date to return to such lender. By doing so, the short seller seeks to benefit from an anticipated decline in the value of the assets between the sale and the repurchase, as the short seller would pay less to repurchase the assets than he had originally received on selling the borrowed assets. Conversely, a short seller will incur a loss if the value of the assets rises between the sale and the repurchase. In order to seek to replicate this short-selling strategy, the Securities provide that each $25 invested by the investors is leveraged through an amount of $25 worth of equity securities underlying the Index. Investors are thus considered to have notionally borrowed $25 worth of equity securities underlying the Index from UBS and to have notionally sold such equity securities on the Initial Trade Date, which, together with the $25 invested, represents a notional investment of $50 in cash on the Initial Trade Date. During the term of your Securities, the notional investment, which will be equal to two times the Current Principal Amount, accrues interest for the benefit of the investor at an amount referred to as the “Accrued Financing Payment,” which seeks to represent an amount of interest that short-selling investors might receive if they were to invest the proceeds of the sale of equity securities into an interest-bearing bank account. Over the same term of the Securities, the value of your Securities will be reduced by an amount of fees for UBS’s benefit (the “Accrued Stock Borrow Fees”), which seeks to represent the fees that a stock lender may charge a short-selling investor for lending the equity securities underlying the Index. The Accrued Stock Borrow Fees are calculated on the basis of the Current Indicative Value (as opposed to solely on the $25 worth of equity securities notionally lent), a component of which is the Accrued Financing Payment that has been reduced over the previous month. Upon maturity, call, acceleration or redemption, the equity securities underlying the Index are then notionally repurchased by investors at their then-current value using the notional cash represented by the Current Indicative Value, and such borrowed equity securities are notionally delivered back to UBS. Because of the interplay of these factors, the Accrued Stock Borrow Fees may increase while the value of the Securities decreases. The payment at maturity, call, acceleration or redemption under the Securities, therefore, generally represents the profit or loss that the investor would receive by applying a short-

selling strategy, after taking into account, and making assumptions for, the Accrued Financing Payment and Accrued Stock Borrow Fees that are commonly present in such short-selling strategies.

Financing Level:    On the Initial Trade Date, the Financing Level for each Security will equal $50. On any subsequent Monthly Valuation Date after the first Monthly Valuation Date, the Financing Level for each Security will equal two times the Current Principal Amount on the immediately following Monthly Reset Date.

Accrued Financing Payment:    On the Initial Trade Date, the Accrued Financing Payment for each Security will equal $0. On the first Monthly Valuation Date, the Accrued Financing Payment for each Security will equal the product of (i) the Financing Level on the Initial Trade Date times (ii) the Financing Rate times (iii) the number of calendar days from, but excluding, the Initial Trade Date to, and including, the first Monthly Valuation Date divided by (iv) 360. On any subsequent Monthly Valuation Date, the Accrued Financing Payment for each Security will equal the product of (i) the Financing Level on the immediately preceding Monthly Valuation Date times (ii) the Financing Rate times (iii) the number of calendar days from, but excluding, the immediately preceding Monthly Valuation Date to, and including, the then current Monthly Valuation Date divided by (iv) 360. The Accrued Financing Payment for each Security as of the last Index Business Day in the Final Measurement Period, Call Measurement Period or Acceleration Measurement Period, or the Redemption Valuation Date, as applicable, is an amount equal to the product of (i) the Financing Level on the immediately preceding Monthly Valuation Date times (ii) the Financing Rate times (iii) the number of calendar days from, but excluding, the immediately preceding Monthly Valuation Date to, and including, such last Index Business Day or the Redemption Valuation Date, as applicable, divided by (iv) 360.

Financing Rate:    On any day, the Financing Rate will equal:

(((1– (91/360) * T-Bill Rate) ^ (-30/91)) – 1) * 12

where the T-Bill Rate equals the most recently published 91-day U.S. Treasury Bill auction rate, as published weekly on Monday and made effective the following Index Business Day, available from Bloomberg on page USB3MTA. The T-Bill rate is expressed as a percentage.

The Securities do not guarantee any return of principal at, or prior to, maturity or call, or upon early redemption or acceleration. Instead, at maturity, you will receive a cash payment equal to the Closing Indicative Security Value. If the Closing Indicative Security Value, or the Closing Indicative Security Value minus the Redemption Fee Amount, is less than zero, the payment at maturity will be zero. You may lose some or all of your investment at maturity. Because the Accrued Stock Borrow Fees and the Fee Amount reduce your final payment, the compounded monthly inverse return of the Index will need to be sufficient, together with the Accrued Financing Payment, to offset the combined negative effect of the Accrued Stock Borrow Fees and the Fee Amount over the relevant period in order for you to receive an aggregate amount over the term of the Securities equal to your initial investment in the Securities. If the compounded monthly inverse return of the Index is insufficient to offset such a negative effect, or if the compounded monthly inverse return of the Index is negative, you will lose some or all of your investment at maturity. In addition, large distributions by the MLPs will cause the Index to have a positive performance, which will negatively affect the Securities. See “Specific Terms of the Securities —Payment at Maturity, Call, Acceleration or Upon Early Redemption” beginning on page S-42.

The Securities are designed as a trading product and should not be used as a buy and hold investment.

As a result of compounding, the performance of the Securities for periods greater than one month is likely to be either greater than or less than the inverse performance of the Index, before accounting for the Accrued Stock Borrow Fees, the Fee Amount and the Accrued Financing Payment.

In addition, because the Current Principal Amount is reset each month and is subject to the Accrued Stock Borrow Fees, the Fee Amount and the Accrued Financing Payment, the Securities do not offer a return based on the simple performance of the Index from the Initial Settlement Date to the Maturity Date. Instead, the amount you receive at maturity, acceleration or call, or upon early redemption, will be contingent upon the compounded monthly inverse performance of the Index, together with the Accrued Financing Payment, during the term of the Securities, subject to the combined negative effect of the Fee Amount and the Accrued Stock Borrow Fees. Accordingly, even if over the term of the Securities, the Index has demonstrated an overall negative performance (i.e., the Index decreases), there is no guarantee that you will receive at maturity, acceleration or call, or upon early redemption, your initial investment back or any return on that investment. This is because the amount you receive at maturity, acceleration or call, or upon an early redemption, depends on how the Index has performed in each month on a compounded basis prior to maturity, acceleration or call, or upon an early redemption, and consequently, how the Current Principal Amount has been reset in each month. In particular, significant negative monthly performances for your Securities, based on an increase in the Index, may not be offset by any positive monthly performances for your Securities, based on a decrease in the Index, of the same magnitude.

The amount of your payment upon maturity, acceleration, call or redemption will depend, in part, upon the level of the Index. However, negative or positive monthly changes in the Index Closing Level, or the Final VWAP Level, will not solely determine the return on your Securities due to the combined effects of monthly compounding and any applicable fees.

At maturity, call, acceleration or upon early redemption, you will receive a cash payment per $25.00 Face Amount of your Securities equal to the Closing Indicative Security Value, which will be calculated on the last Index Business Day in the Final Measurement Period, Call Measurement Period or Acceleration Measurement Period, or the Redemption Valuation Date, as the case may be. Upon an early redemption, the Redemption Fee Amount will be subtracted from the Closing Indicative Security Value.

The Closing Indicative Security Value for each Security on the last Index Business Day in the Final Measurement Period, Call Measurement Period or Acceleration Measurement Period, or on the Redemption Valuation Date, will equal (a) the Current Principal Amount per Security plus (b) the Inverse Index Performance Amount on such calendar day minus (c) the Fee Amount on such calendar day minus (d) the Accrued Stock Borrow Fees on such calendar day plus (e) the Accrued Financing Payment on such calendar day. In the case of an early redemption, the Redemption Fee Amount will also be subtracted from the Closing Indicative Security Value. If the calculation of the Closing Indicative Security Value, or the Closing Indicative Security Value minus the Redemption Fee Amount, results in a negative value, the payment at maturity, call, acceleration or redemption will be $0.

The “Final Measurement Period” will be the five Index Business Days from and including the Calculation Date, subject to adjustment as described under “Specific Terms of the Securities—Market Disruption Event” beginning on page S-48.

On the Initial Trade Date, the Inverse Index Performance Amount for each Security will equal $0. The Inverse Index Performance Amount will be equal to the product of (a) negative one times (b) the Current Principal Amount per Security times (c) the Index Performance Percentage on such calendar day.

The Index Performance Percentage on the Initial Trade Date will equal 0%. On any subsequent calendar day, the Index Performance Percentage will equal (a) (i) the Final VWAP Level on such calendar day (or, if such a day is not an Index Business Day, the Final VWAP Level on the immediately preceding Index Business Day) divided by (ii) the Monthly Initial Closing Level minus (b) 100%.

For the period from the Initial Trade Date to September 30, 2010 (such period, the “initial calendar month”), the Current Principal Amount will equal $25.00 per Security. For each subsequent calendar month, the Current Principal Amount for each Security will be reset as follows on the Monthly Reset Date:

New Current Principal Amount = previous Current Principal Amount × Monthly Reset Factor on the applicable Monthly Valuation Date – Accrued Stock Borrow Fees on the applicable Monthly Valuation Date – the Fee Amount on the applicable Monthly Valuation Date + Accrued Financing Payment on the applicable Monthly Valuation Date

The Monthly Reset Factor will be calculated as follows:

1 – (Monthly Performance Ratio)

The Monthly Performance Ratio will be calculated as follows: On any Monthly Valuation Date,

Index Closing Level – Monthly Initial Closing Level
Monthly Initial Closing Level

where the “Monthly Initial Closing Level” for the initial calendar month is 1683.01, the Index Closing Level on September 28, 2010. For each subsequent calendar month, the Monthly Initial Closing Level will equal the Index Closing Level on the Monthly Valuation Date for the previous calendar month.

The “Fee Amount” on the Initial Trade Date is an amount equal to zero. The Fee Amount on the first Monthly Valuation Date will be equal to the sum of the fee factors on each calendar day from and excluding the Initial Trade Date to and including the first Monthly Valuation Date. The Fee Amount on any Monthly Valuation Date after the first Monthly Valuation Date will be equal to the sum of the fee factors on each calendar day from and excluding the immediately preceding Monthly Valuation Date to and including such Monthly Valuation Date.

The Fee Amount on the last Index Business Day in the Final Measurement Period, Call Measurement Period or Acceleration Measurement Period, or on the Redemption Valuation Date, will be equal to the sum of the fee factors on each calendar day from and excluding the immediately preceding Monthly Valuation Date to and including such last Index Business Day or the Redemption Valuation Date, as the case may be.

The “fee factor” is, as of any date of determination, an amount per Security equal to the product of (a) 0.85% and (b)

Current Principal Amount x	(	1-	Index Closing Level – Monthly Initial Closing Level Monthly Initial Closing Level	)

, divided by 365, as of the immediately preceding Index Business Day.

The “Accrued Stock Borrow Fees” on the Initial Trade Date are an amount equal to zero. The Accrued Stock Borrow Fees on the first Monthly Valuation Date will be equal to the sum of the accrued stock borrow fee factors on each calendar day from and excluding the Initial Trade Date to and including the first Monthly Valuation Date. The Accrued Stock Borrow Fees on any Monthly Valuation Date after the first Monthly Valuation Date will be equal to the sum of the accrued stock borrow fee factors on each calendar day from and excluding the immediately preceding Monthly Valuation Date to and including such Monthly Valuation Date.

The Accrued Stock Borrow Fees on the last Index Business Day in the Final Measurement Period, Call Measurement Period or Acceleration Measurement Period, or on the Redemption Valuation Date, will be equal to the sum of the accrued stock borrow fee factors on each calendar day from and excluding the immediately preceding Monthly Valuation Date to and including such last Index Business Day or the Redemption Valuation Date, as the case may be.

The “accrued stock borrow fee factor” per Security is, as of any date of determination, an amount per Security equal to the product of (a) 1.95% and (b) the Current Indicative Value, divided by 360, as of the immediately preceding Index Business Day.

Unlike ordinary debt securities, the Securities do not pay interest and do not guarantee any return of principal at maturity, call, acceleration or upon early redemption.

The Securities are fully exposed to the negative compounded monthly inverse performance of the Index. You may lose some or all of your investment if the compounded monthly inverse performance of the index is negative from the Initial Trade Date relative to the last Index Business Day in the Final Measurement Period, Call Measurement Period or Acceleration Measurement Period, or the Redemption Valuation Date, as the case may be, or if the Index does not decrease by an amount sufficient, together with the Accrued Financing Payment, to offset the cumulative effect of the Fee Amount and the Accrued Stock Borrow Fees.

For a further description of how your payment at maturity, acceleration, call or upon early redemption will be calculated, see “Specific Terms of the Securities — Payment at Maturity, Call, Acceleration or Upon Early Redemption” beginning on page S-42.

How and why is the Current Principal Amount reset?

Initially, the Current Principal Amount is equal to $25 per Security. At the start of each subsequent calendar month, the Current Principal Amount is reset by applying the Monthly Reset Factor to, subtracting the Accrued Stock Borrow Fees and the Fee Amount from, and adding the Accrued Financing Payment for the immediately preceding month to, the previous Current Principal Amount.

For example, if for August the Current Principal Amount is $20 and the Monthly Reset Factor is equal to 0.90, the Current Principal Amount for September will equal $20 times 0.90 minus the Accrued Stock Borrow Fees and the Fee Amount plus the Accrued Financing Payment for August. Subsequently, the Monthly Reset Factor, Accrued Stock Borrow Fees, Fee Amount and Accrued Financing Payment for September will be applied to the Current Principal Amount for September to derive the Current Principal Amount for October.

The Current Principal Amount is reset each calendar month to ensure that a fixed multiple is applied to any performance of the Index. If the Current Principal Amount is reduced by a positive monthly Index performance, the Monthly Reset Factor of any further positive monthly Index performance will lead to a smaller dollar loss when applied to that reduced Current Principal Amount than if the Current Principal Amount were not reduced. Equally, however, if the Current Principal Amount increases (because of a monthly decrease in the level of the Index), the dollar amount lost for a certain level of positive monthly Index performance will increase correspondingly.

Resetting the Current Principal Amount also means that the dollar amount which may be gained from any decrease in the Index over a calendar month will be contingent upon the Current Principal Amount. If the Current Principal Amount is above $25, then any decrease in the Index over a calendar month will result in a gain of a larger dollar amount than would be the case if the Current Principal amount were reduced below $25. Conversely, as the Current Principal Amount is reduced towards zero, the dollar amount to be gained from any decrease in the Index over a calendar month will decrease correspondingly.

See “Specific Terms of the Securities — Payment at Maturity, Call, Acceleration or Upon Early Redemption” beginning on page S-42.

Early Redemption

You may elect to require UBS to redeem your Securities, in whole or in part, on any Business Day prior to the Maturity Date commencing on October 13, 2010 through and including September 19, 2040, subject to a minimum redemption amount of at least 50,000 Securities. If you redeem your Securities, you will receive a cash payment equal to the Closing Indicative Security Value minus the Redemption Fee Amount (the “Redemption Amount”), which will be determined on the Redemption Valuation Date and paid on the applicable Redemption Date. You must comply with the redemption procedures described below in order to redeem your Securities. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 50,000 Securities. We may from time to time in our sole discretion reduce this minimum requirement in whole or in part. Any such reduction will be applied on a consistent basis for all holders of the Securities at the time the reduction becomes effective.

For any early redemption, the applicable “Redemption Valuation Date” means the first Index Business Day following the date that a Redemption Notice and Redemption Confirmation, each as described under “Specific Terms of the Securities — Redemption Procedures,” are delivered in compliance with the redemption procedures. The applicable “Redemption Date” means the third Business Day following the applicable Redemption Valuation Date. If a Market Disruption Event is continuing or occurs on the applicable scheduled Redemption Valuation Date with respect to any of the Index constituents, such Redemption Valuation Date may be postponed as described under “Specific Terms of the Securities — Market Disruption Event.” For a detailed description of the redemption procedures applicable to an early redemption, see “Specific Terms of the Securities — Redemption Procedures” beginning on page S-46.

You may lose some or all of your investment upon early redemption. Because the Accrued Stock Borrow Fees, the Fee Amount and the Redemption Fee Amount reduce your final payment, the compounded monthly inverse return of the Index will need to be sufficient, together with the Accrued Financing Payment, to offset the combined negative effect of the Accrued Stock Borrow Fees, the Fee Amount and the Redemption Fee Amount in order for you to receive an aggregate amount over the term of the Securities equal to your initial investment in the Securities. If the compounded monthly inverse return of the Index is insufficient to offset such a negative effect or if the compounded monthly inverse return of the Index is negative, you will lose some or all of your investment upon early redemption. See “Specific Terms of the Securities — Early Redemption at the Option of the Holders” beginning on page S-45 and “— Redemption Procedures” beginning on page S-46.

UBS’s Call Right

On any Exchange Business Day (or if such day is not an Exchange Business Day, the next Exchange Business Day) on or after October 3, 2011 through and including the Maturity Date (the “Call Settlement Date”), UBS may at its option redeem all, but not less than all, issued and outstanding Securities. To exercise its Call Right, UBS must provide notice to the holders of the Securities not less than eighteen calendar days prior to the Call Settlement Date specified by UBS. Upon early redemption in the event UBS exercises this right, you will receive a cash payment equal to the Closing Indicative Security Value, which will be calculated on the last Index Business Day in the Call Measurement Period and paid on the Call Settlement Date. If UBS issues a call notice on any calendar day, the “Call Valuation Date” will be the last Business Day of the week following the week in which the call notice is issued, generally Friday, subject to a minimum five calendar day period commencing on the date of the issuance of the call notice and ending on the related Call Valuation Date. If UBS issues a call notice on a Friday, the related Call Valuation Date will fall on the following Friday. The Call Settlement Date will be the third Business Day following the last Index Business Day in the Call Measurement Period. See also “Description of the Debt Securities We May Offer — Redemption and Payment” in the attached prospectus.

Call Measurement Period: The five Index Business Days from and including the Call Valuation Date, subject to adjustment as described under “Specific Terms of the Securities — Market Disruption Event.”

Acceleration Upon Minimum Indicative Value or Maximum Intraday Index Value

If, at any time, (1) the indicative value on any Index Business Day equals $5.00 or less or (2) the intraday index value on any Index Business Day increases 60% from the most recent Monthly Initial Closing Level (each such day, an “Acceleration Date”), all issued and outstanding Securities will be automatically accelerated and mandatorily redeemed by UBS (even if the indicative value would later exceed $5.00 or the intraday index value would decrease from the +60% level on such Acceleration Date or any subsequent Index Business Day) for a cash payment equal to the Closing Indicative Security Value, which will be calculated on the last Index Business Day in the Acceleration Measurement Period and paid on the Acceleration Settlement Date. The “Acceleration Settlement Date” will be the third Index Business Day following the last Index Business Day in the Acceleration Measurement Period. If the minimum indicative value or maximum intraday index value threshold has been breached, you will receive on the Acceleration Settlement Date only the Closing Indicative Security Value in respect of your investment in the Securities. For a detailed description of how the intraday indicative value of the Securities is calculated see “Valuation of the Index and the Securities.”

Acceleration Measurement Period: The five Index Business Days from but excluding the Acceleration Date, subject to adjustment as described under “Specific Terms of the Securities — Market Disruption Event.”

Selected Risk Considerations

An investment in the Securities involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” beginning on page S-18.

➢

Inverse Exposure to the Index — Because your investment in the Securities is linked to the monthly inverse performance of the Index, any increase in the level of the Index would result in a decrease in the amount you will be paid at maturity, call, acceleration or upon early redemption.

➢

You may lose some or all of your principal — The Securities are exposed to any monthly increase in the level of the Index. Because the combined negative effect of the Accrued Stock Borrow Fees and the Fee Amount, and the Redemption Fee Amount, if applicable, reduces your final payment, the compounded monthly inverse return of the Index will need to be sufficient, together with the Accrued Financing Payment, to offset the combined negative effect of the Accrued Stock Borrow Fees and the Fee Amount, and the Redemption Fee Amount, if applicable, in order for you to receive an aggregate amount over the term of the Securities equal to your initial investment in the Securities. If the compounded monthly inverse return of the Index is insufficient to offset the combined negative effect of the Accrued Stock Borrow Fees and the Fee Amount, and the Redemption Fee Amount, if applicable, over the relevant period, you will lose some or all of your investment at maturity, call, acceleration or upon early redemption.

➢

Correlation and compounding risk — A number of factors may affect the Security’s ability to achieve a high degree of correlation with the performance of the Index, and there can be no guarantee that the Security will achieve a high degree of correlation. Because the Current Principal Amount is reset monthly, you will be exposed to compounding of monthly returns. As a result, the performance of the Securities for periods greater than one month is likely to be either greater than or less than the Index performance, before accounting for the Accrued Stock Borrow Fees, the Fee Amount and the Accrued Financing Payment, and the Redemption Fee Amount, if applicable. In particular, significant negative monthly performances of your Securities may not be offset by subsequent positive monthly performances of equal magnitude.

➢

Market risk — The return on the Securities, which may be positive or negative, is directly linked to the inverse performance of the Index, which is based on the return on the Index, and which, in turn, is affected by a variety of market and economic factors, interest rates in the markets and economic, financial, political, regulatory, judicial or other events that affect the markets generally. In addition, because the Index is a total return index, distributions by the Index constituents will cause the level of the Index to increase, which will have a negative effect on the Securities.

➢

Credit of issuer — The Securities are senior unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any payment at maturity, call, acceleration or upon early redemption, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS will affect the market value, if any, of the Securities prior to maturity or early redemption. In addition, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities.

➢

Potential over-concentration in a particular industry — There is only one industry — energy — relating to the MLP’s included in the Index. An investment in the Securities will increase your portfolio’s exposure to fluctuations in the energy industry.

➢

A trading market for the Securities may not develop — Although the Securities are listed on NYSE Arca, a trading market for the Securities may not develop. Certain affiliates of UBS may engage in limited purchase and resale transactions in the Securities, although they are not required to and may stop at any time. We are not required to maintain any listing of the Securities on NYSE Arca or any other exchange. In addition, we are not obliged to, and may not, sell the full aggregate principal amount of the Securities. We may suspend or cease sales of the Securities at any time, at our discretion. Therefore, the liquidity of the Securities may be limited.

➢	No interest payments from the Securities — You will not receive any interest payments on the Securities.

➢

Minimum Redemption Amount — You must elect to redeem at least 50,000 Securities for UBS to repurchase your Securities, unless we determine otherwise or your broker or other financial intermediary bundles your Securities for redemption with those of other investors to reach this minimum requirement. Therefore, the liquidity of the Securities may be limited.

➢

Your Redemption Election is Irrevocable — You will not be able to rescind your election to redeem your Securities after your redemption notice is received by UBS. Accordingly, you will be exposed to market risk in the event market conditions change after UBS receives your offer and the Redemption Amount is determined on the Redemption Valuation Date.

➢

Potential automatic acceleration — In the event the indicative value of the Securities is equal to $5.00 or less on any Index Business Day or the intraday index value on any Index Business Day increases 60% from the most recent Monthly Initial Closing Level, the Securities will be automatically accelerated and mandatorily redeemed by UBS and you will receive a cash payment equal to the Closing Indicative Security Value, as determined on the last Index Business Day in the Acceleration Measurement Period.

➢	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your own tax situation.

➢

UBS’s Call Right — UBS may elect to redeem all outstanding Securities at any time after October 3, 2011 as described under “Specific Terms of the Securities — UBS’s Call Right” beginning on page S-47. If UBS exercises its Call Right, the Closing Indicative Security Value may be less than the principal amount of your Securities.

The Securities may be a suitable investment for you if:

➢	You seek an investment with a return linked to the compounded monthly inverse performance of the Index, which will provide short exposure to energy infrastructure-oriented MLPs.

➢	You understand the consequences of seeking compounded monthly investment results generally, and you intend to actively monitor and manage your investment.

➢

You believe the compounded monthly inverse return of the Index, together with the Accrued Financing Payment, will be sufficient to offset the cumulative effect of the Fee Amount and the Accrued Stock Borrow Fees, and any Redemption Fee Amount.

➢	You are willing to accept the risk that you may lose some or all of your investment.

➢	You are willing to hold securities that are subject to the UBS Call Right, on or after October 3, 2011.

➢	You are investing in the Securities as a trading product and do not intend to buy and hold the Securities as part of a long-term investment portfolio.

➢	You are willing to accept the risk of fluctuations in the energy industry, in general, and the risks inherent in a concentrated investment in energy infrastructure-oriented MLPs, in particular.

➢	You are comfortable with the creditworthiness of UBS, as issuer of the Securities.

➢	You are willing to accept the risk that the price at which you are able to sell the Securities may be significantly less than the amount you invested.

➢	You do not seek current income from your investment.

➢	You are not seeking an investment for which there will be an active secondary market.

The Securities may not be a suitable investment for you if:

➢	You do not seek an investment with a return linked to the compounded monthly inverse performance of the Index, which will provide short exposure to energy infrastructure-oriented MLPs.

➢	You do not understand the consequences of seeking compounded monthly investment results generally, and you do not intend to actively monitor and manage your investment.

➢

You believe that the compounded monthly inverse return of the Index will be negative during the term of the Securities or the compounded monthly inverse return, together with the Accrued Financing Payment, will not be sufficient to offset the combined negative effect of the Accrued Stock Borrow Fees and the Fee Amount, and any Redemption Fee Amount.

➢	You are not willing to accept the risk that you may lose some or all of your investment.

➢	You are not willing to hold securities that are subject to the UBS Call Right, on or after October 3, 2011.

➢	You are investing in the Securities to hold them long-term, or until maturity, as part of a long-term investment portfolio, rather than investing in the Securities as a trading product.

➢

You are not willing to be exposed to the risk of fluctuations in the energy prices, in general, and the risks inherent in a concentrated investment in energy infrastructure-oriented MLPs, in particular.

➢	You are not comfortable with the creditworthiness of UBS, as issuer of the Securities.

➢	You are not willing to accept the risk that the price at which you are able to sell the Securities may be significantly less than the amount you invested.

➢	You prefer the lower risk and therefore accept the potentially lower returns of fixed-income investments with comparable maturities and credit ratings.

➢	You seek current income from your investment.

➢	You seek an investment for which there will be an active secondary market.

Who calculates and publishes the Index?

The Index level is calculated by Standard & Poor’s and disseminated by the NYSE approximately every fifteen seconds (assuming the Index level has changed within such fifteen-second interval) from 4:00 a.m. to 4:15 p.m., New York City time, and a daily Index level is published at approximately 4:00 p.m., New York City time, on each Exchange Business Day. Index information, including the Index level, is available from the NYSE and Bloomberg under the symbol “AMZIX”. Index levels can also be obtained from the official website of Alerian, www.alerian.com. The historical performance of the Index is not indicative of the future performance of the Index or the VWAP Level of the Index on any Index Business Day in the Final Measurement Period, Call Measurement Period or Acceleration Measurement Period, or the Redemption Valuation Date, as the case may be.

Who calculates and publishes the VWAP Level?

The VWAP Level, which is calculated based on the information published by Standard and Poor’s as described in the paragraph above, is published and disseminated by the NYSE.

What are the tax consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences” on page S-58.

Pursuant to the terms of the Securities, you and we agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize the Securities as a pre-paid derivative contract with respect to the Index. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount realized and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you held your Securities for more than one year.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that the Securities could be treated for tax purposes in an alternative manner described under “Material U.S. Federal Income Tax Consequences” on page S-58.

The Internal Revenue Service released a notice in 2007 that may affect the taxation of holders of the Securities. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the Securities should be required to accrue ordinary income on a current basis, whether additional gain or loss upon the sale or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Securities. The outcome of this process is uncertain.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

Holders are urged to consult their tax advisors concerning the significance and the potential impact of the above considerations. Except to the extent otherwise required by law, we intend to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” on page S-58 unless and until such time as the Treasury Department and IRS determine that some other treatment is more appropriate.

Conflicts of Interest

UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. UBS Securities LLC is not permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Hypothetical Examples

Hypothetical Payment at Maturity, Call or upon Early Redemption

The following examples illustrate how the Securities would perform at maturity or call, or upon early redemption, in hypothetical circumstances. We have included examples in which the Index Closing Level decreases at a constant rate of 1.25% per month for twelve months (Example 1), as well as examples in which the Index Closing Level increases at a constant rate of 1.25% per month for twelve months (Example 2). In addition, Example 3 shows the Index Closing Level decreasing by 1.25% per month for the first six months and then increasing by 1.25% per month for the next 6 months, whereas Example 4 shows the reverse scenario of the Index Closing Level increasing by 1.25% per month for the first six months, and then decreasing by 1.25% per month for the next six months. For ease of analysis and presentation, the following examples assume that the term of the Securities is twelve months and that no acceleration upon minimum indicative value or maximum intraday index value has occurred. The Financing Rate is assumed to be 0.16%. These examples highlight the effect of the monthly compounding, and the impact of the Accrued Stock Borrow Fees and Accrued Financing Payment on the payment at maturity or call, or upon early redemption, under different circumstances. Because the Accrued Stock Borrow Fees and the Accrued Financing Payment take into account the performance of the Index, as measured by the Index Closing Level, the absolute level of the Accrued Stock Borrow Fees and Accrued Financing Payment is dependent on the path taken by the Index Closing Level to arrive at its ending level. The figures in these examples have been rounded for convenience. The Closing Indicative Security Value figures for month twelve are as of the hypothetical last Index Business Day in the Final Measurement Period, and given the indicated assumptions, a holder will receive payment at maturity or call, or upon early redemption, in the indicated amount, according to the indicated formula.

Hypothetical Examples

Example 1

Assumptions:
Initial Closing Level	1675.00
Denomination/Face Amount	$25.00
Fee Amount rate**	0.85%
Redemption Fee Amount	0.125%
Financing Rate*****	0.16%
Accrued Stock Borrow Fees rate	1.95%

Month End	Index Closing Level***	Monthly Performance Ratio	Monthly Reset Factor	Current Indicative Value	Accrued Financing Payment**	Accrued Stock Borrow Fees****	Fee Amount****	Current Principal Amount*	Closing Indicative Security Value	Redemption Amount
A	B	C	D	E	F	G	H	I	J	K
		((Index Closing Level - Monthly Initial Closing Level)/ Monthly Initial Closing Level)	(1 - C)	((1 + C) x previous Current Principal Amount)	(2 x previous Current Principal Amount x D x Financing Rate x Act/360)	((average of (i) previous Current Principal Amount and (ii) previous Current Principal Amount x D) x Accrued Fees Rate x Act/360)	((average of (i) previous Current Principal Amount and (ii) previous Current Principal Amount x D) x Fee Amount x Act/360)	(previous Current Principal Amount x D + F - G - H)	(I)	(J - (J x Redemption Fee Amount))
1	1654.06	-0.0125	1.0125	24.688	0.0067	0.0404	$0.0176	$25.26	$25.26	$25.23
2	1633.39	-0.0125	1.0125	24.945	0.0067	0.0408	$0.0178	$25.53	$25.53	$25.49
3	1612.97	-0.0125	1.0125	25.206	0.0068	0.0412	$0.0179	$25.79	$25.79	$25.76
4	1592.81	-0.0125	1.0125	25.469	0.0069	0.0416	$0.0181	$26.06	$26.06	$26.03
5	1572.90	-0.0125	1.0125	25.736	0.0070	0.0421	$0.0183	$26.33	$26.33	$26.30
6	1553.24	-0.0125	1.0125	26.005	0.0070	0.0425	$0.0185	$26.61	$26.61	$26.58
7	1533.82	-0.0125	1.0125	26.276	0.0071	0.0430	$0.0187	$26.89	$26.89	$26.85
8	1514.65	-0.0125	1.0125	26.551	0.0072	0.0434	$0.0189	$27.17	$27.17	$27.13
9	1495.71	-0.0125	1.0125	26.828	0.0072	0.0439	$0.0191	$27.45	$27.45	$27.42
10	1477.02	-0.0125	1.0125	27.109	0.0073	0.0443	$0.0193	$27.74	$27.74	$27.70
11	1458.56	-0.0125	1.0125	27.392	0.0074	0.0448	$0.0195	$28.03	$28.03	$27.99
12	1440.32	-0.0125	1.0125	27.678	0.0075	0.0453	$0.0197	$28.32	$28.32	$28.29

Cumulative Index Return	-14.01%
Return on Securities	13.14%

*	Financing Level equals 2 times the Current Principal Amount
**	The Fee Amount is calculated on an actual/365 basis and the Accrued Financing Payment and the Accrued Stock Borrow Fees are calculated on an actual/360 basis. However, 30 day months are assumed for the above calculations.
***	The Index Closing Level is also the Monthly Initial Closing Level for the following month.
****	The Accrued Stock Borrow Fees and the Fee Amount are calculated on a daily basis assuming an average value for the Current Principal Amount during the month and assuming 30 day months.
*****	((( 1 – ( 91 / 360) x T-Bill Rate ) ^ (-30 / 91 )) – 1) x 12 where the published T-Bill Rate is 0.16% as of September 23, 2010.

Hypothetical Examples

Example 2

Assumptions:
Initial Closing Level	1675.00
Denomination/Face Amount	$25.00
Fee Amount rate**	0.85%
Redemption Fee Amount	0.125%
Financing Rate*****	0.16%
Accrued Stock Borrow Fees rate	1.95%

Month End	Index Closing Level***	Monthly Performance Ratio	Monthly Reset Factor	Current Indicative Value	Accrued Financing Payment**	Accrued Stock Borrow Fees****	Fee Amount****	Current Principal Amount*	Closing Indicative Security Value	Redemption Amount
A	B	C	D	E	F	G	H	I	J	K
		((Index Closing Level - Monthly Initial Closing Level)/ Monthly Initial Closing Level)	(1 - C)	((1 + C) x previous Current Principal Amount)	(2 x previous Current Principal Amount x D x Financing Rate x Act/360)	((average of (i) previous Current Principal Amount and (ii) previous Current Principal Amount x D) x Accrued Fees Rate x Act/360)	((average of (i) previous Current Principal Amount and (ii) previous Current Principal Amount x D) x Fee Amount x Act/360)	(previous Current Principal Amount x D + F - G - H)	(I)	(J - (J x Redemption Fee Amount))
1	1695.94	0.0125	0.9875	25.3125	0.0067	0.0409	$0.0174	$24.64	$24.64	$24.61
2	1717.14	0.0125	0.9875	24.9439	0.0066	0.0403	$0.0171	$24.28	$24.28	$24.25
3	1738.60	0.0125	0.9875	24.5806	0.0065	0.0397	$0.0169	$23.92	$23.92	$23.89
4	1760.33	0.0125	0.9875	24.2227	0.0064	0.0391	$0.0166	$23.58	$23.58	$23.55
5	1782.34	0.0125	0.9875	23.8699	0.0063	0.0385	$0.0164	$23.23	$23.23	$23.20
6	1804.62	0.0125	0.9875	23.5223	0.0062	0.0380	$0.0161	$22.89	$22.89	$22.86
7	1827.17	0.0125	0.9875	23.1798	0.0061	0.0374	$0.0159	$22.56	$22.56	$22.53
8	1850.01	0.0125	0.9875	22.8422	0.0060	0.0369	$0.0157	$22.23	$22.23	$22.20
9	1873.14	0.0125	0.9875	22.5096	0.0059	0.0364	$0.0154	$21.91	$21.91	$21.88
10	1896.55	0.0125	0.9875	22.1818	0.0058	0.0358	$0.0152	$21.59	$21.59	$21.56
11	1920.26	0.0125	0.9875	21.8587	0.0058	0.0353	$0.0150	$21.27	$21.27	$21.25
12	1944.26	0.0125	0.9875	21.5404	0.0057	0.0348	$0.0148	$20.96	$20.96	$20.94

Cumulative Index Return	16.08%
Return on Securities	-16.25%

*	Financing Level equals 2 times the Current Principal Amount
**	The Fee Amount is calculated on an actual/365 basis and the Accrued Financing Payment and the Accrued Stock Borrow Fees are calculated on an actual/360 basis. However, 30 day months are assumed for the above calculations.
***	The Index Closing Level is also the Monthly Initial Closing Level for the following month.
****	The Accrued Stock Borrow Fees and the Fee Amount are calculated on a daily basis assuming an average value for the Current Principal Amount during the month and assuming 30 day months.
*****	((( 1 – ( 91 / 360) x T-Bill Rate ) ^ (-30 / 91 )) – 1) x 12 where the published T-Bill Rate is 0.16% as of September 23, 2010.

Hypothetical Examples

Example 3

Assumptions:
Initial Closing Level	1675.00
Denomination/Face Amount	$25.00
Fee Amount rate**	0.85%
Redemption Fee Amount	0.125%
Financing Rate*****	0.16%
Accrued Stock Borrow Fees rate	1.95%

Month End	Index Closing Level***	Monthly Performance Ratio	Monthly Reset Factor	Current Indicative Value	Accrued Financing Payment**	Accrued Stock Borrow Fees****	Fee Amount****	Current Principal Amount*	Closing Indicative Security Value	Redemption Amount
A	B	C	D	E	F	G	H	I	J	K
		((Index Closing Level - Monthly Initial Closing Level)/ Monthly Initial Closing Level)	(1 - C)	((1 + C) x previous Current Principal Amount)	(2 x previous Current Principal Amount x D x Financing Rate x Act/360)	((average of (i) previous Current Principal Amount and (ii) previous Current Principal Amount x D) x Accrued Fees Rate x Act/360)	((average of (i) previous Current Principal Amount and (ii) previous Current Principal Amount x D) x Fee Amount x Act/360)	(previous Current Principal Amount x D + F - G - H)	(I)	(J - (J x Redemption Fee Amount))
1	1654.06	-0.0125	1.0125	24.6875	0.0067	0.0404	$0.0176	$25.26	$25.26	$25.23
2	1633.39	-0.0125	1.0125	24.9455	0.0067	0.0408	$0.0178	$25.53	$25.53	$25.49
3	1612.97	-0.0125	1.0125	25.2061	0.0068	0.0412	$0.0179	$25.79	$25.79	$25.76
4	1592.81	-0.0125	1.0125	25.4695	0.0069	0.0416	$0.0181	$26.06	$26.06	$26.03
5	1572.90	-0.0125	1.0125	25.7356	0.0070	0.0421	$0.0183	$26.33	$26.33	$26.30
6	1553.24	-0.0125	1.0125	26.0045	0.0070	0.0425	$0.0185	$26.61	$26.61	$26.58
7	1572.65	0.0125	0.9875	26.9415	0.0071	0.0435	$0.0185	$26.22	$26.22	$26.19
8	1592.31	0.0125	0.9875	26.5491	0.0070	0.0429	$0.0182	$25.84	$25.84	$25.81
9	1612.21	0.0125	0.9875	26.1625	0.0069	0.0423	$0.0179	$25.46	$25.46	$25.43
10	1632.37	0.0125	0.9875	25.7815	0.0068	0.0416	$0.0177	$25.09	$25.09	$25.06
11	1652.77	0.0125	0.9875	25.4061	0.0067	0.0410	$0.0174	$24.73	$24.73	$24.70
12	1673.43	0.0125	0.9875	25.0361	0.0066	0.0404	$0.0172	$24.37	$24.37	$24.34

Cumulative Index Return	-0.09%
Return on Securities	-2.65%

*	Financing Level equals 2 times the Current Principal Amount
**	The Fee Amount is calculated on an actual/365 basis and the Accrued Financing Payment and the Accrued Stock Borrow Fees are calculated on an actual/360 basis. However, 30 day months are assumed for the above calculations.
***	The Index Closing Level is also the Monthly Initial Closing Level for the following month.
****	The Accrued Stock Borrow Fees and the Fee Amount are calculated on a daily basis assuming an average value for the Current Principal Amount during the month and assuming 30 day months.
*****	((( 1 – ( 91 / 360) x T-Bill Rate ) ^ (-30 / 91 )) – 1) x 12 where the published T-Bill Rate is 0.16% as of September 23, 2010.

Hypothetical Examples

Example 4

Assumptions:
Initial Closing Level	1675.00
Denomination/Face Amount	$25.00
Fee Amount rate**	0.85%
Redemption Fee Amount	0.125%
Financing Rate*****	0.16%
Accrued Stock Borrow Fees rate	1.95%

Month End	Index Closing Level***	Monthly Performance Ratio	Monthly Reset Factor	Current Indicative Value	Accrued Financing Payment**	Accrued Stock Borrow Fees****	Fee Amount****	Current Principal Amount*	Closing Indicative Security Value	Redemption Amount
A	B	C	D	E	F	G	H	I	J	K
		((Index Closing Level - Monthly Initial Closing Level)/ Monthly Initial Closing Level)	(1 - C)	((1 + C) x previous Current Principal Amount)	(2 x previous Current Principal Amount x D x Financing Rate x Act/360)	((average of (i) previous Current Principal Amount and (ii) previous Current Principal Amount x D) x Accrued Fees Rate x Act/360)	((average of (i) previous Current Principal Amount and (ii) previous Current Principal Amount x D) x Fee Amount x Act/360)	(previous Current Principal Amount x D + F - G - H)	(I)	(J - (J x Redemption Fee Amount))
1	1695.94	0.0125	0.9875	25.3125	0.0067	0.0409	$0.0174	$24.64	$24.64	$24.61
2	1717.14	0.0125	0.9875	24.9439	0.0066	0.0403	$0.0171	$24.28	$24.28	$24.25
3	1738.60	0.0125	0.9875	24.5806	0.0065	0.0397	$0.0169	$23.92	$23.92	$23.89
4	1760.33	0.0125	0.9875	24.2227	0.0064	0.0391	$0.0166	$23.58	$23.58	$23.55
5	1782.34	0.0125	0.9875	23.8699	0.0063	0.0385	$0.0164	$23.23	$23.23	$23.20
6	1804.62	0.0125	0.9875	23.5223	0.0062	0.0380	$0.0161	$22.89	$22.89	$22.86
7	1782.06	-0.0125	1.0125	22.6074	0.0061	0.0370	$0.0161	$23.13	$23.13	$23.10
8	1759.78	-0.0125	1.0125	22.8436	0.0062	0.0374	$0.0163	$23.37	$23.37	$23.35
9	1737.79	-0.0125	1.0125	23.0823	0.0062	0.0377	$0.0164	$23.62	$23.62	$23.59
10	1716.06	-0.0125	1.0125	23.3235	0.0063	0.0381	$0.0166	$23.87	$23.87	$23.84
11	1694.61	-0.0125	1.0125	23.5672	0.0064	0.0385	$0.0168	$24.11	$24.11	$24.08
12	1673.43	-0.0125	1.0125	23.8135	0.0064	0.0389	$0.0170	$24.37	$24.37	$24.34

Cumulative Index Return	-0.09%
Return on Securities	-2.65%

*	Financing Level equals 2 times the Current Principal Amount
**	The Fee Amount is calculated on an actual/365 basis and the Accrued Financing Payment and the Accrued Stock Borrow Fees are calculated on an actual/360 basis. However, 30 day months are assumed for the above calculations.
***	The Index Closing Level is also the Monthly Initial Closing Level for the following month.
****	The Accrued Stock Borrow Fees and the Fee Amount are calculated on a daily basis assuming an average value for the Current Principal Amount during the month and assuming 30 day months.
*****	((( 1 – ( 91 / 360) x T-Bill Rate ) ^ (-30 / 91 )) – 1) x 12 where the published T-Bill Rate is assumed to be 0.16% as of September 23, 2010.

Hypothetical Examples

We cannot predict the actual VWAP Level or the Index Closing Level on any Index Business Day or the market value of your Securities, nor can we predict the relationship between the VWAP Level or the Index Closing Level and the market value of your Securities at any time prior to the Maturity Date. The actual amount that a holder of the Securities will receive at maturity, call or acceleration, or upon early redemption, as the case may be, and the rate of return on the Securities will depend on whether the compounded monthly inverse return of the Index will be sufficient, together with the Accrued Financing Payment, to offset the combined negative effects of the Accrued Stock Borrow Fees and the Fee Amount over the relevant period, and the Redemption Fee Amount. Moreover, the assumptions on which the hypothetical returns are based are purely for illustrative purposes. Consequently, the amount, in cash, to be paid in respect of your Securities, if any, on the Maturity Date, Call Settlement Date, Acceleration Settlement Date or the relevant Redemption Date, as applicable, may be very different from the information reflected in the tables above.

The hypothetical examples above are provided for purposes of information only. The hypothetical examples are not indicative of the future performance of the Index, as measured by the Index Closing Level, on any Index Business Day, the Final VWAP Level or what the value of your Securities may be. Fluctuations in the hypothetical examples may be greater or less than fluctuations experienced by the holders of the Securities. The performance data shown above is for illustrative purposes only and does not represent the actual future performance of the Securities.

Risk Factors

Your investment in the Securities will involve risks. The Securities are not secured debt and are riskier than ordinary unsecured debt securities. Unlike ordinary debt securities, the return on the Securities is linked to the compounded monthly inverse performance of the Index, as measured by the Index Closing Level and the VWAP Level. As described in more detail below, the trading price of the Securities may vary considerably before the Maturity Date, due to, among other things, fluctuations in the energy market to which the MLPs that constitute the Index are tied and other events that are difficult to predict and beyond our control. Investing in the Securities is not equivalent to investing directly in the Index constituents or the Index itself. This section describes the most significant risks relating to an investment in the Securities. We urge you to read the following information about these risks as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus, together with the other information in this prospectus supplement and the accompanying prospectus, before investing in the Securities.

Your Securities are Linked to the Inverse Performance of the Index.

Your investment in the Securities is linked to the inverse, or “short,” performance of the Index. Therefore, notwithstanding the gains resulting from the Accrued Financing Payment and subject to the combined negative effect of the Accrued Stock Borrow Fees and the Fee Amount, your Securities will generally appreciate as the level of the Index decreases and will decrease in value as the level of the Index increases. You may lose some or all of your investment if the level of the Index increases over the term of your Securities.

Even if the Final VWAP Level at maturity, acceleration or call, or upon early redemption, has moved negatively relative to the Final VWAP Level at the time you purchased the Securities, or the applicable Monthly Initial Closing Level is lesser than the Index Closing Level on the Initial Trade Date, you may receive less than your initial investment in the Securities.

Because the return on your Securities at maturity, acceleration or call, or upon redemption, is dependent upon the month over month inverse performance of the Index prior to the Maturity Date, Call Settlement Date, Acceleration Settlement Date or Redemption Date, and is also subject to the combined negative effect of the Accrued Stock Borrow Fees and the Fee Amount, even if the Final VWAP Level of the Index at maturity, acceleration or call, or upon early redemption, declined relative to the Final VWAP Level at the time you purchased the Securities, or the Monthly Initial Closing Level is less than the Index Closing level on the Initial Trade Date, there is no guarantee that you will receive a positive return on, or a full return of, your initial investment. The compounded monthly inverse return, together with the Accrued Financing Payment, will need to offset the combined impact of the Accrued Stock Borrow Fees and the Fee Amount each month for the Current Principal Amount to increase. Further, even if at maturity, acceleration or call, or upon earlier redemption, the Final VWAP Level has declined relative to the Final VWAP Level at the time you purchased the Securities, or the Monthly Initial Closing Level is less than the Index Closing Level on the Initial Trade Date, this may not be enough to offset prior months of positive monthly Index performance which could have reduced the Current Principal Amount below its value at the time you purchased the Securities. Similarly, any negative movement of the Index Closing Level during a month will not be reflected in the Current Principal Amount unless that negative movement is sustained at the end of the month.

The payment on the Securities is linked to the VWAP Level, not to the closing level of the Index and not to the published intraday indicative value of the Securities.

Your payment at maturity or call, or upon early redemption or acceleration, is linked to the performance of the VWAP Level, as compared to the Monthly Initial Closing Level. Although the VWAP Level is

Risk Factors

intended to track the performance of the Index, the calculation of the VWAP Level is different from the calculation of the official closing level of the Index. Therefore, the payment at maturity or call, or upon early redemption or acceleration of your Securities, may be different from the payment you would receive if such payment were determined by reference to the official closing level of the Index. Because the VWAP Level will not necessarily correlate with the closing levels or intraday indicative values of the Index, the payment at maturity or call, or upon redemption or acceleration, will not be the same as investing in a debt security with a payment at maturity or call, or upon redemption or acceleration, linked to the performance of the Index as measured using closing levels or intraday indicative values. In particular, the official Index Closing Level may vary significantly, on a cumulative basis over the term of the Securities, from the VWAP Level. Please see “Alerian MLP Infrastructure Total Return Index” below for information relating to the historical performance of the Index. However, historical performance is not necessarily indicative of future performance.

In addition, the intraday indicative value of the Securities calculated and published by the NYSE will be based on the intraday indicative values of the Index instead of the VWAP Levels of the Index. Because the intraday indicative value of the Securities may vary significantly from the VWAP Levels and the Final VWAP Level, the payment at maturity or call, or upon early redemption or acceleration of your Securities, may be significantly different than the payment you would receive if such payment is determined by reference to the intraday indicative value of the Securities.

The Final VWAP Level may be greater than the VWAP Level on the Maturity Date, the Acceleration Date or Call Settlement Date, or at other times during the term of the Securities.

The VWAP Level on the Maturity Date, Acceleration Date or Call Settlement Date, or at other times during the term of the Securities, including dates near the Final Measurement Period, the Acceleration Measurement Period, the Redemption Valuation Date or Call Measurement Period, as applicable, could be lower than the Final VWAP Level, because the Final VWAP Level is calculated based on the VWAP Levels measured on each Index Business Day in the Final Measurement Period, Acceleration Measurement Period or Call Measurement Period, or on the Redemption Valuation Date, as applicable. This difference could be particularly large if there is a significant decrease in the VWAP Level after the Final Measurement Period, Call Measurement Period or Acceleration Measurement Period, as applicable, if there is a significant increase in the VWAP Level around the Final Measurement Period, Acceleration Measurement Period or Call Measurement Period, or on the Redemption Valuation Date, as applicable, or if there is significant volatility in the VWAP Levels during the term of the Securities.

The Securities are not suitable for all investors. In particular, the Securities should be purchased only by investors who understand the consequences of seeking compounded monthly inverse investment results, and who intend to actively monitor and manage their investments.

The Securities are not suitable for all investors. The Securities are designed as a trading product and should not be used as a buy and hold investment. In particular, the Securities should be purchased only by investors who understand the consequences of seeking compounded monthly inverse investment results generally. Investing in the Securities is not equivalent to a direct inverse investment in the Index because the Current Principal Amount is reset each month, resulting in the compounding of monthly returns. The Current Principal Amount is also subject to the combined negative effect of the Accrued Stock Borrow Fees and the Fee Amount, which can negatively affect returns. The amount you receive at maturity, call, acceleration or upon an earlier redemption will be contingent upon the compounded monthly inverse performance of the Index during the term of the Securities. There is no guarantee that

Risk Factors

you will receive at maturity, call, acceleration or upon an earlier redemption your initial investment back or any return on that investment. Significant negative monthly performances for your Securities (as a result of positive monthly Index returns) may not be offset by any negative monthly performances of the Index of the same magnitude.

Frequent significant distributions by the Index constituents will cause the Index to have a positive monthly performance, which will have a negative effect on the Securities.

The Index constituents make frequent distributions to their security holders. Because the Index is a total return index, those distributions will result in an increase in the level of the Index. Any increase in the level of the Index will have a negative effect on the performance of the Securities.

Due to the effect of compounding, if the Current Principal Amount increases, any subsequent positive monthly performance of the Index will result in a larger dollar reduction from the Current Principal Amount than if the Current Principal Amount remained constant.

If the Current Principal Amount increases, the dollar amount which you can lose in any single month from a positive monthly performance of the Index will increase correspondingly so that the dollar amount lost will be greater than if the Current Principal Amount were maintained at a constant level. This means that if you invest in the Securities, you could lose more than 1% of your initial investment for each 1% of positive monthly performance of the Index.

Due to the effect of compounding, if the Current Principal Amount decreases, any subsequent negative monthly performance of the Index will result in a smaller dollar increase on the Current Principal Amount than if the Current Principal Amount remained constant.

If the Current Principal Amount decreases, the dollar amount which you can gain in any single month from a negative monthly performance of the Index will decrease correspondingly. This is because the Monthly Reset Factor will be applied to a smaller Current Principal Amount. As such, the dollar amount which you can gain from any negative monthly performance of the Index will be less than if the Current Principal Amount were maintained at a constant level. This means that if the Current Principal Amount decreases, it will take larger negative monthly performances of the Index to restore the value of your investment back to the amount of your initial investment than would have been the case if the Current Principal Amount were maintained at a constant level. Further, if you invest in the Securities, you could gain less than 1% of your initial investment for each 1% of negative monthly performance of the Index.

The Accrued Financing Payment may be less than your return if you had lent funds to a third party.

There is no guarantee that the Accrued Financing Payment will correspond to the highest return you would receive if you had lent funds to a third party. If the Accrued Financing Payment is less than the return you would have otherwise received from lending available funds to a third party for the same time period, your return on the Securities may be less than your return on an investment in a different instrument linked to the compounded monthly inverse performance of the Index where you lent funds for a higher return to the third party.

Changes in the 91-Day U.S. Treasury Bill rate may affect the value of your Securities.

Your payment at maturity, acceleration or call, or upon redemption, will be increased, in part, by the Accrued Financing Payment, over the relevant period, which is linked, in part, to the 91-day U.S.

Risk Factors

Treasury Bill rate. As a result, if the 91-day U.S. Treasury Bill rate decreases during the term of the Securities, the Accrued Financing Payment will decrease, which will reduce the amount payable on your Securities at maturity; call, acceleration or upon redemption, and may adversely affect the market value of your Securities.

The Securities may be automatically accelerated and mandatorily redeemed, resulting in a loss of some or all of your investment.

In the event the indicative value of the Securities equals $5.00 or less on any Index Business Day or the intraday index value on any Index Business Day increases 60% from the most recent Monthly Initial Closing Level, the Securities will be automatically accelerated and mandatorily redeemed by UBS and you will receive the Closing Indicative Security Value as determined by the Security Calculation Agent as described herein. The Securities will be automatically accelerated and redeemed even if the indicative value on that Index Business Day or any subsequent Index Business Day would exceed $5.00 or if the intraday index value decreases from the +60% level, as compared to the previous Monthly Valuation Date. High volatility and/or unexpected market conditions in the energy industry could result in significant movements in the level of the Index, which, in turn, may trigger the automatic acceleration and mandatory redemption of the Securities.

Owning the Securities is not the same as owning interests in the Index constituents or a security directly linked to inverse performance of the Index.

The return on your Securities will not reflect the return you would have realized if you had actually owned interests in the Index constituents or a security directly linked to the compounded monthly inverse performance of the Index, measured using any method other than average VWAP Levels and closing levels, and held such investment for a similar period. Any return on your Securities includes the negative effect of the Fee Amount and the Accrued Stock Borrow Fees. Furthermore, if the level of the Index or the VWAP Level decreases during the term of the Securities, the market value of the Securities may not increase by the same amount or may even decline.

You will not receive interest payments on the Securities and have no partnership interests in any of the MLPs underlying the Index or rights to receive any equity securities.

You will not receive any periodic interest payments on the Securities. However, because it is possible that the Securities may be classified as contingent payment debt instruments rather than a pre-paid derivative contract, you may be required to accrue interest income over the term of your Securities. See “Supplemental U.S. Tax Considerations — Alternative Treatments.”

Investing in the Securities will not make you a holder of any interest in a MLP that is an Index constituent. The Internal Revenue Service could possibly assert, however, that you should be treated as if you entered into a short sale with respect to such MLPs for U.S. federal income tax purposes. See “Supplemental U.S. Tax Considerations — Alternative Treatments.” Neither you nor any other holder or owner of the Securities will have any voting rights, any right to receive dividend payments or other distributions or any other rights with respect to the Index constituents. Your Securities will be paid in cash, and you will have no right to receive delivery of any interests in the Index constituents.

The market value of the Securities may be influenced by many unpredictable factors.

The market value of your Securities may fluctuate between the date you purchase them and the last Index Business Day in the Final Measurement Period when the Security Calculation Agent will determine your payment at maturity (if they are not subject to early redemption). Therefore, you may sustain a

Risk Factors

significant loss if you sell the Securities in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Securities. We expect that, generally, the level of the Index will affect the market value of the Securities more than any other factor. Other factors that may influence the market value of the Securities include:

➢	the volatility of the Index (i.e., the frequency and magnitude of changes in the level of the Index or VWAP Levels);

➢	the market prices of the Index constituents;

➢	the dividend or distribution rate paid on the Index constituents;

➢	the time remaining to the maturity of the Securities;

➢	supply and demand for the Securities, including to the extent affected by inventory positions with UBS or any market maker;

➢

economic, financial, political, regulatory, geographical, agricultural, judicial or other events that affect the level of the Index or the market prices of the Index constituents, or that affect markets generally; and

➢	the actual and perceived creditworthiness of UBS.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Securities may offset or enhance the effect of another factor, which could negatively affect the market value of the Securities.

Standard & Poor’s may, in its sole discretion, discontinue the public disclosure of the intraday indicative value of the Index and the end-of-day closing value of the Index.

The Securities have been approved for listing on the NYSE Arca, subject to official notice of issuance. Standard & Poor’s, the Index Calculation Agent, is not under any obligation to continue to calculate the intraday indicative value of the Index and end-of-day official closing value of the Index or required to calculate similar values for any successor index. If S&P discontinues such public disclosure, we may not be able to provide the intraday indicative values related to the Index required to maintain any listing of the Securities on the NYSE Arca. If the Securities become delisted, the liquidity of the market for the Securities may be materially and adversely affected and you may sustain significant losses if you sell your Securities in the secondary market. We are not required to maintain any listing of the Securities on NYSE Arca or any other exchange.

The Index Sponsor and S&P may adjust the Index in a way that affects the VWAP Level, and neither the Index Sponsor nor S&P has any obligation to consider your interests as a holder of the Securities.

Standard & Poor’s is responsible for calculating and publishing the Index in consultation with the Index Sponsor. The Index Sponsor can add, delete or substitute the equity securities underlying the Index constituents or make other methodological changes that could change VWAP Level. You should realize that the changing of equity securities included in the Index may affect the Index, as a newly added equity security may perform significantly better or worse than the equity security or securities it replaces. Additionally, S&P may alter, discontinue or suspend calculation or dissemination of the Index. Any of these actions could adversely affect the value of the Securities. Neither the Index Sponsor nor S&P has any obligation to consider your interests as a holder of the Securities in calculating or revising the Index. See “Alerian MLP Infrastructure Total Return Index.”

We refer to Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., as “Standard & Poor’s” or “S&P.”

Risk Factors

The Index constituents are concentrated in the energy industry.

As of the date of this prospectus supplement, most of the Index constituents represent MLPs that have been issued by companies whose primary lines of business are directly associated with the energy industry, including the oil and gas sector. In addition, many of the MLPs included in the Index are smaller, non-diversified businesses that are exposed to the risks associated with such businesses, including the lack of capital funding to sustain or grow businesses and potential competition from larger, better financed and more diversified businesses. In addition the MLPs in the energy industry are significantly affected by a number of factors including:

➢	worldwide and domestic supplies of, and demand for, crude oil, natural gas, natural gas liquids, hydrocarbon products and refined products;

➢	changes in tax or other laws affecting master limited partnerships generally;

➢	regulatory changes affecting pipeline fees and other regulatory fees in the energy sector;

➢	changes in the relative prices of competing energy products;

➢	the impact of environmental laws and regulations and technological changes affecting the cost of producing and processing, and the demand for, energy products;

➢	decreased supply of hydrocarbon products available to be processed due to fewer discoveries of new hydrocarbon reserves, short- or long-term supply disruptions or otherwise;

➢	risks of regulatory actions and/or litigation, including as a result of leaks, explosions or other accidents relating to energy products;

➢	uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or further acts of terrorism in the United States, or elsewhere; and

➢	general economic and geopolitical conditions in the United States and worldwide.

These or other factors or the absence of such factors could cause a upturn in the energy industry generally or regionally and could cause the value of some or all of the Index constituents to increase during the term of the Securities, which could negatively affect the market value of the Securities.

Energy MLP market risks may affect the trading value of the Securities and the amount you will receive at maturity.

We expect that the Index will fluctuate in accordance with changes in the financial condition of the Index constituents and certain other factors. The financial condition of the Index constituents may not become impaired or the general condition of the energy MLP market may appreciate, either of which may cause an increase in the level of the Index and a decrease in the value of the Securities. Securities are susceptible to general market fluctuations and to volatile increases and decreases in value, as market confidence in and perceptions regarding the Index constituents change. Investor perceptions of the Index constituents are based on various and unpredictable factors that interact in unpredictable ways, including expectations regarding government, economic, monetary, tax and fiscal policies, inflation and interest rates, economic expansion or contraction, and global or regional political, economic, and banking crises. The level of the Index is expected to fluctuate until the Maturity Date.

Changes in our credit ratings may affect the market value of the Securities.

Our credit ratings are an assessment of our ability to pay our obligations, including those on the Securities. Consequently, actual or anticipated changes in our credit ratings may affect the market value of the Securities, either positively or negatively. However, because the return on the Securities is

Risk Factors

dependent upon certain factors in addition to our ability to pay our obligations on the Securities, an improvement in our credit ratings will not reduce the other investment risks related to the Securities. Therefore, an improvement in our credit ratings may or may not have a positive effect on the market value of the Securities.

Credit of UBS.

The Securities are senior unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any payment at maturity or upon early redemption, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS will affect the market value, if any, of the Securities prior to maturity or early redemption. In addition, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities.

The liquidity of the market for the Securities may vary materially over time, and may be limited if you do not hold at least 50,000 Securities.

As stated on the cover of this prospectus supplement, we sold a portion of the Securities on the Initial Trade Date, and the remainder of the Securities may be offered and sold from time to time, through UBS Securities LLC, our affiliate, as agent, to investors and dealers acting as principals. Also, the number of Securities outstanding or held by persons other than our affiliates could be reduced at any time due to early redemptions of the Securities. We may suspend or cease sales of the Securities at any time, at our discretion. Accordingly, the liquidity of the market for the Securities could vary materially over the term of the Securities. While you may elect to redeem your Securities prior to maturity, early redemption is subject to the conditions and procedures described elsewhere in this prospectus supplement, including the condition that you must redeem at least 50,000 Securities at one time in order to exercise your right to redeem your Securities on any Redemption Date. Furthermore, on any Exchange Business Day (or if such day is not an Exchange Business Day, the next Exchange Business Day) on or after October 3, 2011 through and including the Maturity Date (the “Call Settlement Date”), we may elect to redeem all, but not less than all, issued and outstanding Securities.

Changes that affect the composition and calculation of the Index will affect the market value of the Securities and the Closing Indicative Security Value.

The amount payable on the Securities and their market value could be affected if the Index Sponsor, in its sole discretion, discontinues or suspends calculation of the Index in which case it may become difficult to determine the market value of the Securities. If events such as these occur, or if the Final VWAP Level is not available because of a market disruption event or for any other reason, the VWAP Calculation Agent — which will initially be the NYSE — will make a good faith estimate in its sole discretion of the Final VWAP Level that would have prevailed in the absence of the market disruption event. If the VWAP Calculation Agent determines that the publication of the Index is discontinued and that there is no successor index on the date when the Final VWAP Level is required to be determined, the VWAP Calculation Agent will instead make a good faith estimate in its sole discretion of the Final VWAP Level by reference to a group of master limited partnerships that each earn the majority of their cash flow from transportation and storage of energy commodities, or indices, and a computation methodology that the VWAP Calculation Agent determines will as closely as reasonably possible replicate the Index.

There are uncertainties regarding the Index because of its limited performance history.

The Index was launched on March 20, 2008, and therefore has a limited history. S&P has calculated the returns that hypothetically might have been generated had the Index been created in the past, but those calculations are subject to many limitations. Unlike historical performance, such calculations do not

Risk Factors

reflect actual trading, liquidity constraints, fees, and other costs. In addition, the models used to calculate these hypothetical returns are based on certain data, assumptions and estimates. Different models or models using different data, assumptions or estimates might result in materially different hypothetical performance. In addition, because the Index has no history prior to March 20, 2008, limited historical information will be available for you to consider in making an independent investigation of the Index performance, which may make it difficult for you to make an informed decision with respect to an investment in the Securities. In any case, historical and estimated historical levels of the Index should not be taken as an indication of future performance during the term of the Securities.

Estimated historical, and actual, levels of the Index should not be taken as an indication of future performance during the term of the Securities.

The actual performance of the Index over the term of the Securities, as well as the amount payable at maturity, call, acceleration or upon early redemption, may bear little relation to the historical performance of the Index, which is limited as of the date of this prospectus supplement, or the past estimated historical performance of the Index. The performance of the Index constituent MLPs will determine the VWAP Level on the last Index Business Day in the Final Measurement Period, Call Measurement Period or Acceleration Measurement Period, or on the Redemption Valuation Date, and the Index Closing Level on any given Monthly Valuation Date. As a result, it is impossible to predict whether the level of the Index will rise or fall.

There may not be an active trading market in the Securities; sales in the secondary market may result in significant losses.

The Securities are listed on NYSE Arca. However, we are not required to maintain any listing of the Securities on NYSE Arca or any other exchange. Certain affiliates of UBS may engage in limited purchase and resale transactions in the Securities, although they are not required to do so and may stop at any time. If an active secondary market develops, we expect that investors will purchase and sell the Securities primarily in this secondary market. Even if an active secondary market for the Securities develops, it may not provide significant liquidity or trade at prices advantageous to you. As a result, if you sell your Securities in the secondary market, you may have to do so at a discount from the issue price or the intraday indicative value of the Securities and you may suffer significant losses.

Trading and other transactions by UBS or its affiliates in the Index constituents, futures, options, exchange-traded funds or other derivative products on such Index constituents or the Index may impair the market value of the Securities.

As described below under “Use of Proceeds and Hedging” on page S-57, UBS or its affiliates may hedge their obligations under the Securities by purchasing the Index constituents, futures or options on the Index constituents or the Index, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the Index constituents or the Index, and they may adjust these hedges by, among other things, purchasing or selling the Index constituents, futures, options, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the Index constituents or the Index at any time. Although they are not expected to, any of these hedging activities may affect the market price of such Index constituents and/or the Index Closing Level or VWAP Level and, therefore, adversely affect the market value of the Securities. It is possible that UBS or its affiliates could receive substantial returns from these hedging activities while the market value of the Securities declines.

UBS or its affiliates may also engage in trading in the Index constituents and other investments relating to the Index constituents or the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions

Risk Factors

for customers, including block transactions. Any of these activities could affect the market price of the Index constituents and the Index Closing Level or VWAP Level and, therefore, adversely affect the market value of the Securities. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any Index constituents or the Index. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of the Securities.

We and our affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities. Any such research, opinions or recommendations could affect the level of the Index constituents, the Index or the market value of the Securities.

UBS and its affiliates publish research from time to time on stocks or commodities and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. The Securities are linked inversely to an Index that is intended to measure the composite performance of energy infrastructure-oriented MLPs that each earn the majority of their cash flow from the transportation and storage of energy commodities. Investors should make their own independent investigation of the merits of investing in the Securities and the Index to which the Securities are linked.

UBS and its affiliates have no affiliation with the Index Sponsor and are not responsible for their public disclosure of information.

We and our affiliates are not affiliated with the Index Sponsor (except for licensing arrangements discussed under “Alerian MLP Infrastructure Total Return Index — License Agreement”) and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Index. If the Index Sponsor discontinues or suspends the calculation of the Index, it may become difficult to determine the market value of the Securities and the payment at maturity or redemption. The Security Calculation Agent may designate a successor index in its sole discretion. If the Security Calculation Agent determines in its sole discretion that no successor index comparable to the Index exists, the payment you receive at maturity or redemption will be determined by the Security Calculation Agent in its sole discretion. See “Specific Terms of the Securities — Market Disruption Event” on page S-48 and “Specific Terms of the Securities — Role of Security Calculation Agent” on page S-54. The Index Sponsor is not involved in the offer of the Securities in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.

We have derived the information about the Index Sponsor and the Index from publicly available information, without independent verification. Neither we nor any of our affiliates assume any responsibility for the adequacy or accuracy of the information about the Index Sponsor or the Index contained in this prospectus supplement. You, as an investor in the Securities, should make your own independent investigation into the Index Sponsor and the Index.

The business activities of UBS or its affiliates may create conflicts of interest.

As noted above, UBS and its affiliates expect to engage in trading activities related to the Index and the Index constituents that are not for the account of holders of the Securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the Securities and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including

Risk Factors

options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the Index Closing Level or VWAP Level could be adverse to the interests of the holders of the Securities.

An Index constituent may be replaced upon the occurrence of certain adverse events.

An exchange may replace or delist an MLP included in the Index. Procedures have been established by the Index Sponsor to address such events, which may include, among other things, a market disruption event (as it pertains to the Index) or the replacement or delisting of an MLP. There can be no assurance, however, that a market disruption event (as it pertains to the Index), the replacement or delisting of the MLPs, or any other force majeure event, will not have an adverse or distortive effect on the Index Closing Level or VWAP Level or the manner in which it is calculated and, therefore, may have any adverse impact on the value of the Securities. An Index constituent MLP may also be removed from the Index, as described under “Alerian MLP Infrastructure Total Return Index — Index Rebalancings.”

There are potential conflicts of interest between you and the Security Calculation Agent.

Our affiliate, UBS Securities LLC, will serve as the Security Calculation Agent. UBS Securities LLC will, among other things, decide the amount of the return paid out to you on the Securities at maturity, call, acceleration or upon early redemption. For a fuller description of the Security Calculation Agent’s role, see “Specific Terms of the Securities — Role of Security Calculation Agent” on page S-54. The Security Calculation Agent will exercise its judgment when performing its functions. For example, the Security Calculation Agent may have to determine whether a market disruption event affecting the Index constituents or the Index has occurred or is continuing on the day when the Security Calculation Agent will determine the Index Ending Level. This determination may, in turn, depend on the Security Calculation Agent’s judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the Security Calculation Agent may affect the market value of the Securities, the Security Calculation Agent may have a conflict of interest if it needs to make any such decision.

The Security Calculation Agent can postpone the determination of the Final VWAP Level and thus the applicable Redemption Date, the Call Settlement Date, the Acceleration Settlement Date or the Maturity Date if a market disruption event occurs during the applicable measurement period or on the Redemption Valuation Date.

The determination of the Final VWAP Level may be postponed if the Security Calculation Agent determines that a market disruption event has occurred or is continuing during the Final Measurement Period, the Acceleration Measurement Period or the Call Measurement Period, or on the Redemption Valuation Date. If such a postponement occurs, then the Security Calculation Agent will instead use the VWAP Level of the Index on the first Index Business Day after that day on which no market disruption event occurs or is continuing. In no event, however, will the Final Measurement Period, Call Measurement Period, Acceleration Measurement Period or Redemption Valuation Date for the Securities be postponed by more than three Index Business Days. As a result, the applicable Redemption Date, the Call Settlement Date, the Acceleration Settlement Date or the Maturity Date for the Securities could also be postponed, although not by more than three Index Business Days. If the Final Measurement Period, Call Measurement Period, Acceleration Measurement Period or Redemption Valuation Date is postponed to the last possible day, but a market disruption event occurs or is continuing on such last possible day, that day will nevertheless be the final day in the Final Measurement Period, Acceleration Valuation Period or the Call Measurement Period, or will be the Redemption Valuation Date. If a market disruption event is occurring on the last possible day in the Final Measurement Period, Acceleration Valuation Period or the Call Measurement Period, or on the Redemption Valuation Date, then the Security Calculation Agent will make a good faith estimate in its sole discretion of the VWAP Level of

Risk Factors

the Index that would have prevailed in the absence of the market disruption event. See “Specific Terms of the Securities — Market Disruption Event” on page S-48.

The Security Calculation Agent can postpone the determination of the Index Closing Level and thus the applicable Monthly Valuation Date if a market disruption event occurs on the Monthly Valuation Date.

The determination of the Index Closing Level may be postponed if the Security Calculation Agent determines that a market disruption event has occurred or is continuing on the Monthly Valuation Date. If such a postponement occurs, then the Security Calculation Agent will instead use the Index Closing Level on the first Exchange Business Day on which no Market Disruption Event with respect to the Index occurs or is continuing and the Monthly Reset Date will be the next following Exchange Business Day. In no event, however, will the Monthly Valuation Date for the Securities be postponed by more than three Index Business Days. As a result, the applicable Monthly Reset Date for the Securities could also be postponed, although not by more than three Exchange Business Days. If the Monthly Valuation Date is postponed to the last possible day, but a market disruption event occurs or is continuing on such last possible day, that day will nevertheless be the Monthly Valuation Date and the Monthly Reset Date will be the next following Exchange Business Day. If a market disruption event is occurring on the Monthly Valuation Date, then the Security Calculation Agent will make a good faith estimate in its sole discretion of the Index Closing Level that would have prevailed in the absence of the market disruption event. See “Specific Terms of the Securities —Market Disruption Event.”

Index calculation disruption events may require an adjustment to the calculation of the Index.

At any time during the term of the Securities, the intraday and daily calculations of the Index level and the VWAP Level may be adjusted in the event that the Security Calculation Agent determines that any of the following index calculation disruption events exists: the termination or suspension of, or material limitation or disruption in the trading of any of the Index constituents. Any such index calculation disruption events may have an adverse impact on the Index Closing Level or VWAP Level or the manner in which it is calculated and, therefore, may have an adverse affect on the market value of the Securities. See “Specific Terms of the Securities — Market Disruption Event.”

There are restrictions on the minimum number of Securities you may redeem and on the procedures and timing for early redemption.

You must redeem at least 50,000 Securities at one time in order to exercise your right to redeem your Securities on any Redemption Date. You may only redeem your Securities on a Redemption Date if we receive a notice of redemption from your broker by no later than 12:00 noon (New York City time) and a confirmation of redemption by no later than 5:00 p.m. (New York City time) on the Business Day prior to the Redemption Valuation Date. If we do not receive your notice of redemption by 12:00 noon (New York City time), or the confirmation of redemption by 5:00 p.m. (New York City time) on the Business Day prior to the Redemption Valuation Date, your notice will not be effective and we will not redeem your Securities on the applicable Redemption Date. Your notice of redemption will not be effective until we confirm receipt. In addition, we may request a medallion signature guarantee or such assurances of delivery as we may deem necessary in our sole discretion. See “Specific Terms of the Securities — Early Redemption at the Option of the Holders” for more information.

You will not know the Redemption Amount at the time you elect to request that we redeem your Securities.

You will not know the Redemption Amount you will receive at the time you elect to request that we redeem your Securities. Your notice to us to redeem your Securities is irrevocable and must be received

Risk Factors

by us no later than 12:00 noon, New York City time, on the Business Day immediately preceding the Redemption Valuation Date and a completed and signed confirmation of such redemption must be received by us no later than 5:00 p.m., New York City time, on the same date. The Redemption Valuation Date is the first Index Business Day following the date on which such notice and confirmation are received by us (generally Friday). You will not know the Redemption Amount until after the Redemption Valuation Date, and we will pay you the Redemption Amount, if any, on the Redemption Date, which is the third Business Day following the Redemption Valuation Date (generally Wednesday). As a result, you will be exposed to market risk in the event the market fluctuates after we confirm the validity of your notice of election to exercise your rights to have us redeem your Securities, and prior to the relevant Redemption Date.

UBS may redeem the Securities prior to the Maturity Date.

UBS may elect to redeem all, but not less than all, the outstanding Securities upon not less than ten calendar days’ notice on any Business Day on or after October 3, 2011.

If UBS elects to redeem your Securities pursuant to the UBS Call Right, you may not be able to reinvest at comparable terms or returns.

Significant aspects of the tax treatment of the Securities are uncertain.

Significant aspects of the tax treatment of the Securities are uncertain. We do not plan to request a ruling from the IRS regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section entitled “What are the tax consequences of the Securities?” in the summary section on page S-10, “Material U.S. Federal Income Tax Consequences” on page S-58, and the section “U.S. Tax Considerations” in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

The Internal Revenue Service released a notice in 2007 that may affect the taxation of holders of the Securities. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the Securities should be required to accrue ordinary income on a current basis, whether additional gain or loss upon the sale or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Securities. The outcome of this process is uncertain.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

Holders are urged to consult their tax advisors concerning the significance and the potential impact of the above considerations. Except to the extent otherwise required by law, we intend to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” on page S-58 unless and until such time as the Treasury Department and IRS determine that some other treatment is more appropriate.

Alerian MLP Infrastructure Total Return Index

We have derived all information contained in this prospectus supplement regarding the Alerian MLP Infrastructure Total Return Index, including, without limitation, its make-up, performance, method of calculation and changes in its constituents, from publicly available sources. Such information reflects the policies of and is subject to change by GKD Index Partners, LLC (“Alerian” or the “Index Sponsor”), an affiliate of SteelPath Capital, and S&P. We make no representation or warranty as to the accuracy or completeness of such information. The Alerian MLP Infrastructure Total Return Index is calculated, maintained and published by S&P in consultation with the Index Sponsor. Neither the Index Sponsor nor S&P has any obligation to continue to publish, and may discontinue the publication of, Alerian MLP Infrastructure Total Return Index.

The Alerian MLP Infrastructure Total Return Index (the “Index”) is a total return index calculated on a real-time basis beginning when the first traded price of any of the Index constituents is received by S&P. Prices are delivered to the New York Stock Exchange (“NYSE”) every 15 seconds and subsequently published to data vendors under the ticker symbol “AMZIX”.

The Securities are linked to the inverse performance, compounded monthly, measured by reference to its VWAP Level and its closing level, of the Alerian MLP Infrastructure Total Return Index. The Alerian MLP Infrastructure Total Return Index is separate and distinct from the Alerian MLP Index and the Alerian MLP Select Index.

The description of the Index also describes the Alerian MLP Infrastructure Index (the “Price Return Index”), except that the Price Return Index does not account for distributions. The Price Return Index is a price return index calculated on a real-time basis beginning when the first traded price of any of the Index constituents is received by S&P. Prices are delivered to the NYSE every 15 seconds and subsequently published to data vendors under the ticker symbol “AMZI”.

Introduction

The Index, comprised of 25 energy infrastructure Master Limited Partnerships (“MLPs”) is a liquid, midstream-focused subset of the Alerian MLP Index (NYSE: AMZ). The Index, whose constituents earn the majority of their cash flow from the transportation, storage, and processing of energy commodities, provides investors with a benchmark for the infrastructure component of this emerging asset class. The Index is calculated by Standard & Poor’s using a capped, float-adjusted, capitalization-weighted methodology. The Index is disseminated through ticker AMZIX. Index values, yields, constituents, and announcements regarding rebalancings can be found at www.alerian.com. Information contained in the Alerian website is not incorporated by reference in, and should not be considered a part of, this prospectus supplement. We make no representation or warranty as to the accuracy or completeness of information contained on the website of Alerian.

Documents Used to Calculate the Index

The following documents are used to calculate the units outstanding and investable weight factors of the constituents of the Index (AMZIX):

➢	Constituent press releases

➢	Annual reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (10-K, 20-F)

➢	Quarterly reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (10-Q, 6-K)

Alerian MLP Infrastructure Total Return Index

➢	Certain registration statements pursuant to Rules 415 and 462 under the Securities Act of 1933 (S-1, S-3)

➢	Prospectuses and prospectus supplements pursuant to Rules 424(b)

➢	Proxy statements pursuant to Section 14(a) of the Securities Exchange Act of 1934 (DEF 14A)

➢	Current reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (8-K, 6-K)

The following documents are not used in the aforementioned calculations:

➢	Schedules (13D, 13G) under the Securities Exchange Act of 1934

➢	Forms (4) pursuant to Section 16(a) of the Securities Exchange Act of 1934

➢	Certain registration statements under the Securities Act of 1933 (S-8)

Units Outstanding

All of a constituent’s units outstanding are included except general partner (“GP”) units, management incentive units, and tradable, noncommon units. The following is a list of examples of tradable, non-common units:

Constituent Common Units:	Tradable, Non-Common Units
Enbridge Energy Partners LP (NYSE: EEP)	Enbridge Energy Management LLC (NYSE: EEQ) (EEQ is an example of a tradable institutional unit (“i-unit”).)
Kinder Morgan Energy Partners LP (NYSE: KMP)	Kinder Morgan Management LLC (NYSE: KMR) (KMR is an example of a tradable institutional unit (“i-unit”).)
Natural Resource Partners LP (NYSE: NRP)	Natural Resource Partners LP (NYSE: NSP) (NSP is an example of a tradable subordinated unit. This security is no longer tradable.)
Star Gas Partners LP (NYSE: SGU)	Star Gas Partners LP (NYSE: SGH) (SGH is an example of a tradable subordinated unit. This security is no longer tradable.)

The following is a non-exhaustive list of units included in the calculation of units outstanding.

➢	Common units

➢	Subordinated units

➢	Special class units

This number generally reflects that which is represented by the latest annual or quarterly report, unless otherwise indicated by a press release or Securities and Exchange Commission document filed pursuant to a transaction. The following is a non-exhaustive list of qualifying transactions and the point at which they are reflected in a constituent’s units outstanding. (The word “reflected” here means for intermediate calculation purposes only. Changes to units outstanding and Investable Weight Factors (as defined below), as it relates to calculating the Index, only occur after market close on rebalancing dates, stock dividends and splits excepted.)

Qualifying Transaction	Reflected in Units Outstanding
Public secondary equity offerings	Time of pricing
Over-allotment option exercises	Earlier of time of press release or current report
Private investments in public equity (“PIPEs”)	Time of closing
Unit repurchases	Earlier of time of press release or current report
Equity distribution agreements	As reported in periodic reports, prosepctuses, or proxies

Alerian MLP Infrastructure Total Return Index

Investable Weight Factors

A constituent’s investable weight factor (“IWF”) has three components.

➢	Numerator

➢	Units outstanding

➢	GP adjustment

The numerator is equal to the number of tradable units and is calculated as follows.

Units outstanding minus non-common units minus locked up common units minus insider-owned common units

Locked up common units: PIPE investors are usually subject to lock-up periods. If a lock-up period is specified, common units issued in a PIPE transaction are considered to be locked up until the later of (a) the expiration date of the lock-up period or (b) the effectiveness date of the accompanying SEC registration statement. If the lock-up period is less than 180 days, and the registration statement has not been declared effective by the SEC by the 180th day, the common units are still considered to be freely tradable on the 181st day pursuant to SEC Rule 144.

Insider-owned common units: For the purposes of this calculation, insider-owned common units are those which are included in Item 12 (“Security Ownership of Certain Beneficial Owners and Management”) of a constituent’s latest annual report or proxy. This number is frequently expressed as, or is similar to, “All directors and named executive officers as a group,” plus common units owned by GPs and/or persons or entities with board representation. Though insiders file Forms (4) and Schedules (13) to indicate changes to their ownership position between annual reports and proxies, they are not factored into the calculation. Other documents (e.g., press releases, 8-Ks, and prospectus supplements) indicating changes to ownership by a GP are factored into the calculation immediately.

The GP adjustment is calculated as follows.

100% – GP percentage

For constituents with a non-economic GP or no GP at all, the GP percentage is 0%. For traditional MLPs, the GP percentage typically starts at 2%, and either (a) stays constant if the GP makes coincident contributions with the constituent’s equity offerings or (b) falls if the GP chooses not to do so. When the specific number of GP units is available, it is used to calculate the GP percentage. The GP’s contribution decision related to a specific equity offering is frequently found in at least one of the following documents: (a) the prospectus supplement accompanying the equity offering, (b) the current report accompanying the equity offering, and (c) the quarterly or annual report immediately following the closing of the equity offering.

The IWF is then calculated as follows.

Numerator × GP adjustment/Units outstanding

Constituent Criteria

A company or partnership must meet the following criteria in order to be eligible for addition to the Index. (A constituent is removed on the immediately upcoming quarterly rebalancing date if it fails to meet all of these criteria.)

➢	Trade on the New York Stock Exchange or NASDAQ.

➢	Be a publicly traded partnership or limited liability company (“LLC”).

Alerian MLP Infrastructure Total Return Index

➢

Earn the majority of its cash flow from the transportation, storage, and processing of energy commodities. (Amongst current energy MLPs, this definition is meant to exclude those partnerships in the production, retail marketing, royalty and shipping businesses. Majority of cash flow (distributable cash flow is preferred, followed by EBITDA, followed by operating income) is calculated on a trailing-four-quarter basis using a partnership’s reported business segments. Cash flow from a partnership’s GP interest or incentive distribution rights in another publicly traded partnership or LLC is zeroed for the purposes of this determination.)

➢

Represent the primary limited partner interests of a partnership or LLC that is an operating company. (This definition is meant to exclude, among others, the following types of securities: GPs, i-units, subordinated units, closed-end funds, exchanged-traded products, income trusts, investment vehicles and royalty trusts.)

➢

Paid at least its minimum quarterly distribution (“MQD”) for the trailing four quarters. (A partnership fails to meet this criterion if it pre-announces a distribution cut below its MQD after declaring its distribution for the preceding quarter but before the upcoming rebalancing date. However, a partnership that cuts its distribution due to publicly ongoing merger or buyout discussions will not be removed from the Index on that basis alone. If the discussions dissolve and the partnership fails to reinstate a distribution that is at least equal to its MQD by the following quarter, it will then be removed. Partnerships that have been public for less than four full calendar quarters are exempt from this criterion. If a partnership does not have an MQD, the initial quarterly distribution specified in the final prospectus of its initial public offering will be used.)

➢	Maintained or grown its distribution quarter-over-quarter for at least one of the trailing two quarters.

➢	Have a distribution policy intended to consistently maintain or increase distributions over time.

➢	Have a market capitalization of at least $500 million.

➢	Have an adjusted market capitalization (“AMC”) of at least $250 million.

➢	Have a median daily unit trading volume for each of the trailing six full months of at least 25,000 units.

In addition, preference is given to partnerships meeting the following criteria:

➢	Close above $10 on each trading day during the last full month.

➢	Have a median daily unit trading volume for each of the trailing six full months of at least 50,000 units.

➢	Have an AMC of at least $500 million.

➢	Have an IWF of at least 20%.

If there are not 25 MLPs meeting both the mandatory and preferential criteria, all remaining partnerships that meet the mandatory criteria are screened on market capitalization, AMC, and median liquidity rank (“MLR”). (MLR is a means of ranking a partnership’s relative liquidity profile. Partnerships meeting the mandatory criteria but failing at least one of the preferential criteria are ranked in each of the trailing six full months according to their median daily dollar trading volume. The median of those rankings is taken for each partnership, and the partnerships are ranked again according to this score.) MLPs with ranks equal to or better than the spots remaining in the Index in all three categories are added. MLPs with ranks below the spots remaining in the Index in all three categories are eliminated from the final selection round, in which preference is given according to the following criteria, in order.

Alerian MLP Infrastructure Total Return Index

➢

Incumbents (Turnover in Index membership will be avoided when possible. As such, a potential entrant into the Index must exceed an existing constituent by at least 10% in market capitalization, AMC, and the last full month’s median daily dollar trading volume to unseat an incumbent in the final selection round.)

➢	Fewest number of distribution cuts

➢	Fewest number of failed preferential criteria

➢	Index weight as of 4:00 p.m. Eastern Standard Time on the Friday immediately preceding a rebalancing date

These criteria are reviewed regularly to ensure consistency with industry trends. Any material changes will be announced on the Index Sponsor’s website, www.alerian.com.

Index Equations

The Index is calculated according to the following equations.

➢	[Initial Divisor] = [Index Market Capitalization on 29 December 1995] / 100

➢	[Index Value] = [Index Market Capitalization] / Divisor

➢	[Post-Rebalance Divisor] = [Post-Rebalance Index Market Capitalization] / [Pre-Rebalance Index Value]

Index Rebalancings

Index rebalancings fall into two groups: quarterly rebalancings and special rebalancings. Quarterly rebalancings occur on the third Friday of each March, June, September, and December, and are effective at the open of the next trading day. In the event that the major U.S. exchanges are closed on the third Friday of March, June, September, or December, the rebalancing will take place after market close on the immediately preceding trading day. The prices, units outstanding, and IWFs of all eligible companies and partnerships as of 4:00 p.m. Eastern Standard Time on the Friday immediately preceding a quarterly rebalancing date are used to determine if constituent changes will take place. After market close on the quarterly rebalancing date, each constituent in the Index is assigned a weight according to the cap system described below, as calculated from its Index shares on the Friday immediately preceding the quarterly rebalancing date.

After market close on the Friday immediately preceding the rebalancing date, the post-rebalancing constituents are weighted and ranked by float-adjusted market capitalization. If the weight of the largest constituent exceeds 9.49%, it is assigned a weight of 9.49% and its excess weight is proportionately distributed to the 24 remaining constituents. After this distribution, if the weight of the second largest constituent exceeds 9.49%, it is assigned a weight of 9.49% and its excess weight is proportionately distributed to the 23 remaining constituents.

After this distribution, if the weight of the third largest constituent exceeds 6.99%, it is assigned a weight of 6.99% and its excess weight is proportionately distributed to the 22 remaining constituents. This process is repeated for the fourth, fifth, and sixth largest constituents, with excess weights proportionately distributed to the 21, 20, and 19 remaining constituents, respectively.

After these distributions, if the weight of the seventh largest constituent exceeds 4.74%, it is assigned a weight of 4.74% and its excess weight is proportionately distributed to the 18 remaining constituents. This process is repeated until none of the 18 remaining constituents has a weight that exceeds 4.74%. The Index shares that correspond to these weights are assigned to the constituents after market close on the quarterly rebalancing date.

Alerian MLP Infrastructure Total Return Index

Special rebalancings are triggered by corporate actions and take place after market close on the last trading day for an existing constituent. Corporate actions include, but are not limited to, the following:

➢	Mergers of two constituents

➢	Delistings

➢	Bankruptcies

(Constituents that are halted from trading may remain in the Index at Alerian’s discretion until trading resumes.)

On special rebalancing dates, the new constituent will take over the Index weight, as of the last trading day, of the replaced constituent.

Treatment of Distributions

The Price Return Index does not account for distributions. The Index accounts for distributions by reinvesting them across the Index after market close on the ex-dividend date.

Base Date

The base date for the Index is December 29, 1995, with a base value of 100.

Announcements

Constituent changes on quarterly rebalancing dates will be announced at 8:35 a.m. Eastern Standard Time on the Tuesday immediately preceding the rebalancing. Constituent changes on special rebalancing dates will be announced as soon as is practical. Announcements can be found on the Index Sponsor’s website, www.alerian.com.

Holiday Schedule

The Index is calculated when U.S. equity markets are open.

Index Governance

An independent advisory board of auditors, MLP executives, institutional fund managers, legal partners, and other senior financial professionals reviews all methodology modifications and constituent changes to ensure that they are made objectively and without bias. The board is comprised of a minimum of five members and a maximum of thirteen members, all of whom must be independent. The President and CEO of Alerian presents to the board on a quarterly basis at a minimum, on the Monday prior to the third Friday of each March, June, September, and December. Any material modification to Index methodology or interim constituent change, such as that caused by merger and acquisition activity, will result in special meetings of the board. A board book is distributed in advance of each meeting so that committee members have the ability to review proposed Index changes, if any, and the supporting market statistics, analytics, and Index rules and regulations prior to the meeting. Alerian believes that information regarding methodology modifications and constituent changes is material and can have an impact on the market. Consequently, all board discussions are confidential.

License Agreement

We have entered into a license agreement with the Index Sponsor providing for the licensing to us, in exchange for a fee, of the right to use the Index, which is owned by the Index Sponsor, in connection with certain securities, including the Securities.

Alerian MLP Infrastructure Total Return Index

Alerian MLP Infrastructure Index, Alerian MLP Infrastructure Total Return Index, AMZI and AMZIX, are trademarks of GKD Index Partners, LLC d/b/a Alerian and their use is granted under a license from GKD Index Partners, LLC d/b/a Alerian.

All disclosures contained in this prospectus supplement regarding the Index, including its make-up, method of calculation and changes in its constituents, are derived from publicly available information prepared by Alerian. None of us, our affiliates or the trustee assumes any responsibility for the accuracy or completeness of such information.

Historical and Estimated Historical Performance

The level of the Index is deemed to have been 100.00 on December 29, 1995, which is referred to as the “Index commencement date.” The Index Sponsor began calculating the Index on March 20, 2008. Therefore, the historical information for the period from the Index commencement date until March 20, 2008 is hypothetical and is provided as an illustration of how the Index would have performed during the period had the Index Sponsor begun calculating the Index on the Index commencement date using the methodology it currently uses. This data does not reflect actual performance, nor was a contemporaneous investment model run of the Index. Only historical information for the period from and after March 20, 2008 is based on the actual performance of the Index.

Any historical and estimated historical upward or downward trend in value of the Index during any period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the term of the Securities. The historical or estimated historical Index price returns or total returns do not give an indication of future performance of the Index. UBS cannot make any assurance that the future performance of the Index or the Index constituents will result in holders of the Securities receiving a positive return on their investment.

The table below shows the estimated historical and historical performance of the Index from December 30, 2001 through December 31, 2011.

Estimated Historical and Historical Results for the

period December 30, 2001 through December 31, 2011

Year	Ending Level	Annual Return
2001	400.26
2002	391.98	-2.07%
2003	599.76	53.01%
2004	739.99	23.38%
2005	805.80	8.89%
2006	1087.17	34.92%
2007	1210.00	11.30%
2008	743.57	-38.55%
2009	1375.94	85.05%
2010	1857.3	34.98%
2011	2172.85	16.99%

ESTIMATED HISTORICAL OR HISTORICAL PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Alerian MLP Infrastructure Total Return Index

The table below shows the estimated historical and historical performance of the Index from December 30, 2001 through December 31, 2011 in comparison with the total returns of the Alerian MLP Index, the S&P 500® Index, the S&P 500® Utilities Index and the Dow Jones-UBS Commodity IndexSM. Actual historical data is limited to the period from March 20, 2008 through December 31, 2011.

	Index*	Alerian MLP Index	S&P 500® Index	S&P 500® Utilities Index	Dow Jones- UBS Commodity IndexSM
Total Return	444.94%	325.63%	31.87%	85.79%	88.43%
Annualized Return	18.46%	15.57%	2.80%	6.39%	6.54%

Estimated historical and historical results for the period from December 30, 2001 through December 31, 2011.

* The data for the Index for the period prior to its inception on March 20, 2008 is estimated and is derived by using the Index’s calculation methodology with historical prices.

Historical information presented is as of December 31, 2011 and is furnished as a matter of information only. Estimated historical and historical performance of the Index is not an indication of future performance. Future performance of the Index may differ significantly from estimated historical and historical performance, either positively or negatively.

The graph below illustrates the estimated historical and historical total return performance of the Index from December 30, 2001 to December 31, 2011 in comparison to the total returns of the S&P 500® Index, the S&P 500® Utilities Index and the Dow Jones-UBS Commodity IndexSM.

Valuation of the Index and the Securities

The VWAP Level, which is used to calculate the payment on the Securities at maturity, call or acceleration, or upon redemption, is calculated by the VWAP Calculation Agent, which initially is the NYSE. The calculation of the VWAP Level is different from the calculation of the Index Closing Level and the intraday indicative value of the Securities. Please see “Risk Factors — The payment on the Securities is linked to the VWAP Level, not to the closing level of the Index and not to the published intraday indicative value of the Securities” for more information.

The “VWAP Level”, as determined by the VWAP Calculation Agent as of any Index Business Day, is

(Price Return VWAP Level/Price Return Index Closing Level on the immediately preceding Index Business Day plus Daily Dividend Amount/Price Return Index Closing Level on the immediately preceding Index Business Day) times Index Closing Level on the immediately preceding Index Business Day.

The “Price Return VWAP Level,” as determined by the VWAP Calculation Agent as of any Index Business Day, is equal to (1) the sum of the products of (i) the VWAP of each Index constituent as of such date and (ii) the published share weighting of that Price Return Index constituent as of such date, divided by (2) the Index Divisor as of such date, or expressed as a formula, as follows:

where:

n is the number of Index constituents;

VWAPi,t is the VWAP of Index constituent i as of Index Business Day t;

Wi,t is the published share weighting of the Price Return Index constituent i as of Index Business Day t; and

Index Divisort is the Index Divisor as of Index Business Day t.

The “VWAP” with respect to each Index constituent, as of any date of determination, is the volume-weighted average price of one unit of such Index constituent as determined by the VWAP Calculation Agent based on the Primary Exchange for each Index constituent. For information about how the VWAP will be calculated to the extent a Disrupted Day exists with respect to an Index constituent, please see “Specific Terms of the Securities — Market Disruption Event.”

The “Index Divisor,” as of any date of determination, is the divisor used by the Index Calculation Agent to calculate the level of the Price Return Index, as further described under “Alerian MLP Infrastructure Total Return Index — Index Equations.”

The “Daily Dividend Amount” is, on any date of determination, the sum of, for each Index constituent which has an ex-dividend date on such date of determination, (i) the distribution amount per share (if any) on such date times (ii) the published share weighting of the Price Return Index divided by (iii) the Index Divisor of that Index constituent.

Valuation of the Index and the Securities

“ex-dividend date” means, with respect to a distribution on an Index constituent, the first Business Day on which transactions in such Index constituent trade on the Primary Exchange without the right to receive such distribution.

The “Price Return Index Closing Level” is the closing level of the Price Return Index as reported on the NYSE and Bloomberg L.P. under the symbol “AMZI”.

Intraday Index Values

On each Index Business Day, S&P, or a successor Index Calculation Agent, will calculate and publish the intraday indicative value of the Index every 15 seconds during normal trading hours on Bloomberg under the ticker symbol “AMZIX”. The actual Index closing level may vary, and on a cumulative basis over the term of the Securities may vary significantly, from the intraday indicative value of the Index. In addition, the intraday indicative value of the Index does not necessarily track the VWAP Level used to determine your payment at maturity, call or acceleration, or upon early redemption. Consequently, the return on the Securities will not be the same as investing in a debt security with a payment at maturity or upon redemption linked to the compounded monthly inverse performance of the Index measured by closing levels or intraday indicative values.

S&P is not affiliated with UBS and does not approve, endorse, review or recommend the Index or the Securities. The information used in the calculation of the intraday indicative value of the Index will be derived from sources S&P deems reliable, but S&P and its affiliates do not guarantee the correctness or completeness of the intraday indicative value or other information furnished in connection with the Securities or the calculation of the Index. S&P makes no warranty, express or implied, as to results to be obtained by UBS, UBS’ customers, holders of the Securities, or any other person or entity from the use of the intraday indicative value of the Index or any data included therein. S&P makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the intraday indicative value of the Index or any data included therein. S&P, its employees, subcontractors, agents, suppliers and vendors shall have no liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of S&P, its employees, subcontractors, agents, suppliers or vendors or otherwise, arising in connection with the indicative value of the Index or the Securities, and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages. S&P shall not be responsible for or have any liability for any injuries or damages caused by errors, inaccuracies, omissions or any other failure in, or delays or interruptions of, the indicative value, from whatever cause. S&P is not responsible for the selection of or use of the Index or the Securities, the accuracy and adequacy of the Index or information used by UBS and the resultant output thereof.

The intraday indicative calculation of the level of the Index will be provided for reference purposes only. Published calculations of the level of the Index from S&P may occasionally be subject to delay or postponement. Any such delays or postponements will affect the current level of the Index and therefore the value of the Securities in the secondary market. The intraday indicative value of the Index published every 15 seconds will be based on the intraday prices of the Index constituents.

At Maturity, Call, Acceleration or upon Early Redemption.    You will receive a cash payment at maturity, call, acceleration or upon early redemption that is based on the compounded monthly inverse return of the Index. The Securities are fully exposed to the negative compounded monthly inverse performance of the Index from the Initial Trade Date to the last Index Business Day in the Final Measurement Period, Call Measurement Period or Acceleration Measurement Period, or the Redemption Valuation Date, as the case may be, and a positive return on the Index will reduce your cash payment at

Valuation of the Index and the Securities

maturity or upon early redemption. In order to receive a positive return on your Securities, the level of the Index must decrease by an amount sufficient, together with the Accrued Financing Payment, to offset the combined negative effect of the Accrued Stock Borrow Fees and the Fee Amount. You may lose some or all of your principal if the Index increases or does not decrease by an amount sufficient, together with the Accrued Financing Payment, to offset the combined negative effect of the Accrued Stock Borrow Fees and the Fee Amount.

For further information concerning the calculation of the payment at maturity, call, acceleration or upon early redemption, see “Specific Terms of the Securities — Payment at Maturity, Call, Acceleration or Upon Early Redemption” beginning on page S-42.

Prior to Maturity, Call, Acceleration or Early Redemption.    The market value of the Securities will be affected by several factors, many of which are beyond our control. We expect that generally the level of the Index on any day will affect the market value of the Securities more than any other factor. Other factors that may influence the market value of the Securities include, but are not limited to, interest and yield rates in the market, supply and demand for the Securities, the volatility of the Index, the volatility of the prices of the Index constituents, economic, financial, political, regulatory, judicial or other events that affect the level of the Index, as well as the perceived creditworthiness of UBS. See “Risk Factors” beginning on page S-18 for a discussion of the factors that may influence the market value of the Securities prior to maturity or early redemption.

Indicative Value.    An intraday “indicative value” for the Securities meant to approximate the intrinsic economic value of the Securities will be calculated by the NYSE and published to Bloomberg (based in part on information provided by S&P) or a successor via the facilities on the Consolidated Tape Association under the symbol “MLPSIV”.

In connection with your Securities, we use the term “indicative value” to refer to the value at a given time on any Index Business Day that is determined based on the following equation:

(a) Current Principal Amount per Security plus (b) the Inverse Index Performance Amount on the relevant Index Business Day minus (c) the current Fee Amount on such Index Business Day minus (d) the current Accrued Stock Borrow Fees on such Index Business Day plus (e) the current Accrued Financing Payment on such Index Business Day, where:

The Inverse Index Performance Amount will be calculated based on the Index Performance Percentage; however, the Index Performance Percentage will use the most recent published level of the Index as reported by the NYSE instead of the Final VWAP Level;

The current Fee Amount will be the most recent daily calculation of the Fee Amount with respect to your Securities, determined as described under “Specific Terms of the Securities — Payment at Maturity, Call, Acceleration or Upon Early Redemption” (which, during any Index Business Day, will be the Fee Amount determined as of the preceding Index Business Day);

The current Accrued Stock Borrow Fees will be the most recent daily calculation of the Accrued Stock Borrow Fees with respect to your Securities, determined as described under “Specific Terms of the Securities — Payment at Maturity, Call, Acceleration or Upon Early Redemption” (which, during any Index Business Day, will be the Accrued Stock Borrow Fees determined as of the preceding Index Business Day); and

The current Accrued Financing Payment will be the most recent daily calculation of the Accrued Financing Payment with respect to your Securities, determined as described under “Specific Terms of

Valuation of the Index and the Securities

the Securities — Payment at Maturity, Call, Acceleration or Upon Early Redemption” (which, during any Index Business Day, will be the Accrued Financing Payment determined as of the preceding Index Business Day).

The intraday indicative value calculation will be used to determine whether the Securities will be accelerated, as discussed under “Specific Terms of the Securities — Acceleration Upon Minimum Indicative Value or Maximum Intraday Index Value.” It is not intended as a price or quotation, or as an offer to solicitation for the purpose, sale, or termination of your Securities, nor will it reflect hedging or other transactional costs, credit considerations, market liquidity or bid-offer spreads. The levels of the Index provided by S&P will not necessarily reflect the depth and liquidity of the Index constituents. For this reason and others, the actual trading price of the Securities may be different from their indicative value.

The calculation of the intraday indicative value shall not constitute a recommendation or solicitation to conclude a transaction at the level stated, and should not be treated as giving investment advice.

The publishing of the intraday indicative value of the Securities by Bloomberg may occasionally be subject to delay or postponement. The actual trading price of the Securities may be different from their intraday indicative value. The intraday indicative value of the Securities published at least every 15 seconds during the NYSE Arca’s Core Trading Session, which is currently from 9:30 a.m. to 4:00 p.m., New York City time, will be based on the intraday indicative values of the Index, and may not be equal to the payment at maturity, call or acceleration, or upon early redemption.

These intraday indicative value calculations have been prepared as of a particular time and date and will therefore not reflect subsequent changes in market values or prices or in any other factors relevant to their determination.

As discussed in “Specific Terms of the Securities — Payment at Maturity, Call, Acceleration or Upon Early Redemption,” you may, subject to certain restrictions, choose to exercise your right of early redemption on a daily basis prior to the Maturity Date. You must redeem at least 50,000 Securities at one time in order to exercise your redemption right. If you elect to have UBS redeem your Securities, you will receive a cash payment equal to the Closing Indicative Security Value minus the Redemption Fee Amount. The early redemption feature is meant to induce arbitrageurs to counteract any trading of the Securities at a premium or discount to their indicative value, though there can be no assurance that arbitrageurs will employ the repurchase feature in this manner.

VWAP Calculation Agent

The NYSE will on each day that is not a Disrupted Day (as defined in “Specific Terms of the Securities — Market Disruption Event”) act as the VWAP Calculation Agent. The VWAP Calculation Agent will determine the VWAP of any Index constituent, the VWAP Level, Price Return VWAP Level and the Final VWAP Level on any Index Business Day on which such VWAP, VWAP Level, Price Return VWAP Level and Final VWAP Level are to be determined during the term of the Securities. All determinations made by the VWAP Calculation Agent will be at the sole discretion of the VWAP Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different VWAP Calculation Agent from time to time without your consent and without notifying you.

All calculations with respect to the VWAP of any Index constituent, any VWAP Level, Price Return VWAP Level, and the Final VWAP Level will be rounded to the nearest thousandth, with five ten-thousandths rounded upward (e.g., .8765 would be rounded to .877).

Specific Terms of the Securities

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintains for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

The Securities are part of a series of debt securities entitled “Medium-Term Notes, Series A” that we may issue, from time to time, under the indenture more particularly described in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the Securities. Terms that apply generally to all Medium-Term Notes, Series A are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Securities. If you have purchased the Securities in a secondary market transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Securities in more detail below.

Coupon

We will not pay you interest or other distributions during the term of the Securities.

Denomination

The Securities will be sold at a Face Amount of $25.00 per Security.

Payment at Maturity, Call, Acceleration or Upon Early Redemption

At maturity, call, acceleration or redemption, you will receive a cash payment per $25.00 Face Amount of your Securities equal to the Closing Indicative Security Value, which will be calculated on the last Index Business Day in the Final Measurement Period, Call Measurement Period or Acceleration Measurement Period, or on the Redemption Valuation Date, as the case may be, minus, only pursuant to an early redemption, the Redemption Fee Amount.

The Closing Indicative Security Value for each Security on the last Index Business Day in the Final Measurement Period, Call Measurement Period or Acceleration Measurement Period, or on the Redemption Valuation Date, will equal (a) the Current Principal Amount per Security plus (b) the Inverse Index Performance Amount on such calendar day minus (c) the Fee Amount on such calendar day minus (d) the Accrued Stock Borrow Fees on such calendar day plus (e) the Accrued Financing Payment on such calendar day; provided that if such calculation results in a negative value, or if such calculation minus the Redemption Fee Amount results in a negative value, the payment at maturity, call, acceleration or redemption will be $0.

The “Redemption Fee Amount” is the product of (a) 0.125% and (b) the sum of the Current Principal Amount plus the Inverse Index Performance Amount as of the applicable Redemption Valuation Date.

On the Initial Trade Date, the Inverse Index Performance Amount for each Security will equal $0. The Inverse Index Performance Amount will be equal to the product of (a) negative one times (b) the Current Principal Amount per Security times (c) the Index Performance Percentage on such calendar day.

Specific Terms of the Securities

The Index Performance Percentage on the Initial Trade Date will equal 0%. On any subsequent calendar day, the Index Performance Percentage will equal (a) (i) the Final VWAP Level on such calendar day (or, if such a day is not an Index Business Day, the Final VWAP Level on the immediately preceding Index Business Day) divided by (ii) the Monthly Initial Closing Level minus (b) 100%.

The “Final VWAP Level,” as determined by the VWAP Calculation Agent, will be the arithmetic mean of the VWAP Levels measured on each Index Business Day during the Final Measurement Period, Call Measurement Period or the Acceleration Measurement Period, or the VWAP Level on any Redemption Valuation Date, as applicable.

For the initial calendar month, the Current Principal Amount will equal $25.00 per Security. For each subsequent calendar month, the Current Principal Amount for each Security will be reset as follows on the Monthly Reset Date:

New Current Principal Amount = previous Current Principal Amount × Monthly Reset Factor on the applicable Monthly Valuation Date – Accrued Stock Borrow Fees on the applicable Monthly Valuation Date – the Fee Amount on the applicable Monthly Valuation Date + Accrued Financing Payment on the applicable Monthly Valuation Date

For each calendar month, the “Monthly Reset Date” is the first Exchange Business Day of that month, beginning on October 1, 2010 and ending on September 4, 2040, subject to adjustment as described under “— Market Disruption Event”; provided, however, that no Monthly Reset Date will occur on or after the Call Valuation Date or Acceleration Date.

For each Monthly Reset Date, the “Monthly Valuation Date” is the last Exchange Business Day of the previous calendar month, beginning on September 30, 2010 and ending on September 28, 2040, subject to adjustment as described under “— Market Disruption Event.”

The Monthly Reset Factor will be calculated as follows:

1 – (Monthly Performance Ratio)

The Monthly Performance Ratio will be calculated as follows: On any Monthly Valuation Date,

Index Closing Level – Monthly Initial Closing Level

Monthly Initial Closing Level

where the “Monthly Initial Closing Level” for the initial calendar month is 1683.01, the Index Closing Level on September 28, 2010. For each subsequent calendar month, the Monthly Initial Closing Level will equal the Index Closing Level on the Monthly Valuation Date for the previous calendar month.

The “Index Closing Level” is the closing level of Index as reported on the NYSE and Bloomberg L.P. under the symbol “AMZIX”.

The “Fee Amount” on the Initial Trade Date is an amount equal to zero. The Fee Amount on the first Monthly Valuation Date will be equal to the sum of the fee factors on each calendar day from and excluding the Initial Trade Date to and including the first Monthly Valuation Date. The Fee Amount on any Monthly Valuation Date after the first Monthly Valuation Date will be equal to the sum of the fee factors on each calendar day from and excluding the immediately preceding Monthly Valuation Date to and including such Monthly Valuation Date.

The Fee Amount on the last Index Business Day in the Final Measurement Period, Call Measurement Period or Acceleration Measurement Period, or on the Redemption Valuation Date, will be equal to the sum of the fee factors on each calendar day from and excluding the immediately preceding Monthly Valuation Date to and including such last Index Business Day or the Redemption Valuation Date, as the case may be.

Specific Terms of the Securities

The “fee factor” is, as of any date of determination, an amount per Security equal to the product of (a) 0.85% and (b)

Current Principal Amount x	(1-	Index Closing Level – Monthly Initial Closing Level	)
Monthly Initial Closing Level

, divided by 365, as of the immediately preceding Index Business Day.

The “Accrued Stock Borrow Fees” on the Initial Trade Date are an amount equal to zero. The Accrued Stock Borrow Fees on the first Monthly Valuation Date will be equal to the sum of the accrued stock borrow fee factors on each calendar day from and excluding the Initial Trade Date to and including the first Monthly Valuation Date. The Accrued Stock Borrow Fees on any Monthly Valuation Date after the first Monthly Valuation Date will be equal to the sum of the accrued stock borrow fee factors on each calendar day from and excluding the immediately preceding Monthly Valuation Date to and including such Monthly Valuation Date.

The Accrued Stock Borrow Fees on the last Index Business Day in the Final Measurement Period, Call Measurement Period or Acceleration Measurement Period, or on the Redemption Valuation Date, will be equal to the sum of the accrued stock borrow fee factors on each calendar day from and excluding the immediately preceding Monthly Valuation Date to and including such last Index Business Day or the Redemption Valuation Date, as the case may be.

The “accrued stock borrow fee factor” per Security is, as of any date of determination, an amount per Security equal to the product of (a) 1.95% and (b) the Current Indicative Value, divided by 360, as of the immediately preceding Index Business Day.

The “Current Indicative Value”, as determined by the Security Calculation Agent as of any date of determination, an amount per Security, equal to

Current Principal Amount x	(1+	Index Closing Level – Monthly Initial Closing Level	)
Monthly Initial Closing Level

Financing Level:    On the Initial Trade Date, the Financing Level for each Security will equal $50. On any subsequent Monthly Valuation Date after the first Monthly Valuation Date, the Financing Level for each Security will equal two times the Current Principal Amount on the immediately following Monthly Reset Date.

Accrued Financing Payment:    On the Initial Trade Date, the Accrued Financing Payment for each Security will equal $0. On the first Monthly Valuation Date, the Accrued Financing Payment for each Security will equal the product of (i) the Financing Level on the Initial Trade Date times (ii) the Financing Rate times (iii) the number of calendar days from, but excluding, the Initial Trade Date to, and including, the first Monthly Valuation Date divided by (iv) 360. On any subsequent Monthly Valuation Date, the Accrued Financing Payment for each Security will equal the product of (i) the Financing Level on the immediately preceding Monthly Valuation Date times (ii) the Financing Rate times (iii) the number of calendar days from, but excluding, the immediately preceding Monthly Valuation Date to, and including, the then current Monthly Valuation Date divided by (iv) 360. The Accrued Financing Payment for each Security as of the last Index Business Day in the Final Measurement Period, Call Measurement Period or Acceleration Measurement Period, or the Redemption Valuation Date, as applicable, is an amount equal to the product of (i) the Financing Level on the immediately preceding Monthly Valuation Date times (ii) the Financing Rate times (iii) the number of calendar days from, but excluding, the immediately preceding Monthly Valuation Date to, and including, such last Index Business Day or the Redemption Valuation Date, as applicable, divided by (iv) 360.

Specific Terms of the Securities

Financing Rate:    On any day, the Financing Rate will equal:

(((1 – (91/360) * T-Bill Rate) ^ (-30/91)) – 1) * 12

where the T-Bill Rate equals the most recently published 91-day U.S. Treasury Bill auction rate, as published weekly on Monday and made effective the following Index Business Day, available from Bloomberg on page USB3MTA. The T-Bill rate is expressed as a percentage.

The “Calculation Date” means September 20, 2040, unless such day is not an Index Business Day, in which case the Calculation Date will be the next Index Business Day, subject to adjustments.

The “Final Measurement Period” means the five Index Business Days from and including the Calculation Date, subject to adjustment as described under “— Market Disruption Event.”

“Index Business Day” means any day on which the Primary Exchange and each Related Exchange are scheduled to be open for trading.

“Exchange Business Day” means any day on which the primary exchange or market for trading of the Securities is scheduled to be open for trading and is also a valid settlement date.

“Primary Exchange” means, with respect to each Index constituent or each constituent underlying a successor index, the primary exchange or market of trading such Index constituent or such constituent underlying a successor index.

“Related Exchange” means, with respect to each Index constituent or each constituent underlying a successor index, each exchange or quotation system where trading has a material effect (as determined by the Security Calculation Agent) on the overall market for futures or options contracts relating to such Index constituent or such constituent underlying a successor index.

Unlike ordinary debt securities, the Securities do not pay interest and do not guarantee any return of principal at maturity, call, acceleration or upon an early redemption.

The Securities are fully exposed to any increase in the level of the Index. You may lose some or all of your principal at maturity, early redemption, acceleration or upon exercise by UBS of its call right if the compounded monthly inverse return of the Index is not sufficient, together with the Accrued Financing Payment, to offset the combined negative effect of the Accrued Stock Borrow Fees and the Fee Amount, and the Redemption Fee Amount, if applicable.

Maturity Date

The “Maturity Date” is October 1, 2040, which will be the third Business Day following the last Index Business Day in the Final Measurement Period, subject to adjustment as described below under “— Market Disruption Event.”

Early Redemption at the Option of the Holders

Subject to your compliance with the procedures described below and the potential postponements and adjustments as described under “— Market Disruption Event,” you may submit a request on any Business Day during the term of the Securities to have us redeem your Securities no later than 12:00 noon, New York City time, and a confirmation of redemption by no later than 5:00 p.m., New York City time, on any Business Day provided that you request that we redeem a minimum of 50,000 Securities. For any applicable redemption request, the “Redemption Valuation Date” will be the first

Specific Terms of the Securities

Index Business Day following the date that the applicable Redemption Notice and Redemption Confirmation (each as defined below) are delivered. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 50,000 Securities. We may from time to time in our sole discretion reduce, in part or in whole, the minimum redemption amount of 50,000 Securities. Any such reduction will be applied on a consistent basis for all holders of the Securities at the time the reduction becomes effective.

The Securities will be redeemed and the holders will receive payment for their Securities on the third Business Day following the applicable Redemption Valuation Date (the “Redemption Date”). The first Redemption Date was October 13, 2010. The final Redemption Date will be September 19, 2040. If a Market Disruption Event is continuing or occurs on the applicable scheduled Redemption Valuation Date with respect to any of the Index constituents, such Redemption Valuation Date may be postponed as described under “— Market Disruption Event.” If the Security Calculation Agent determines that a market disruption event occurs or is continuing on a Redemption Valuation Date, the applicable Redemption Valuation Date will be the first following Index Business Day on which the Security Calculation Agent determines that a market valuation event does not occur and is not continuing. In no event, however, will a Redemption Valuation Date be postponed for more than three Index Business Days.

If you exercise your right to have us redeem your Securities, subject to your compliance with the procedures described under “— Redemption Procedures,” for each applicable Security you will receive a cash payment on the relevant Redemption Date equal to the Closing Indicative Security Value minus the Redemption Fee Amount (the “Redemption Amount”).

If the amount calculated above is less than zero, the payment upon early redemption will be zero.

We will inform you of such Redemption Amount on the first Business Day following the applicable Redemption Valuation Date.

Redemption Procedures

To redeem your Securities, you must instruct your broker or other person through whom you hold your Securities to take the following steps through normal clearing system channels:

➢

deliver a notice of redemption, which is attached to this prospectus supplement as Annex A, to UBS via email no later than 12:00 noon (New York City time) each week on the Business Day immediately preceding the applicable Redemption Valuation Date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption which is attached to this prospectus supplement as Annex B;

➢

deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m. (New York City time) on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

➢	instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities on the applicable Redemption Valuation Date at a price equal to the Redemption Amount; and

➢	cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the Securities, you should consult the brokerage firm through which you own your interest for the relevant deadline. If your broker delivers your notice of redemption after 12:00 noon (New York City time), or your confirmation of redemption after 5:00 p.m. (New York City time), on the Business Day prior to the applicable Redemption Valuation Date, your notice will not

Specific Terms of the Securities

be effective, you will not be able to redeem your Securities until the following Redemption Date and your broker will need to complete all the required steps if you should wish to redeem your Securities on any subsequent Redemption Date. In addition, UBS may request a medallion signature guarantee or such assurances of delivery as it may deem necessary in its sole discretion. All instructions given to participants from beneficial owners of Securities relating to the right to redeem their Securities will be irrevocable.

Acceleration Upon Minimum Indicative Value or Maximum Intraday Index Value

If, at any time, (1) the indicative value on any Index Business Day equals $5.00 or less or (2) the intraday index value on any Index Business Day increases 60% from the most recent Monthly Initial Closing Level (each such day, an “Acceleration Date”), all issued and outstanding Securities will be automatically accelerated and mandatorily redeemed by UBS (even if the indicative value would later exceed $5.00 or the intraday index value would decrease from the +60% level on such Acceleration Date or any subsequent Index Business Day) for a cash payment equal to the Closing Indicative Security Value, which will be calculated on the last Index Business Day in the Acceleration Measurement Period and paid on the Acceleration Settlement Date. The “Acceleration Settlement Date” will be the third Index Business Day following the last Index Business Day in the Acceleration Measurement Period . If the minimum indicative value or maximum intraday index value threshold has been breached, you will receive on the Acceleration Settlement Date only the Closing Indicative Security Value in respect of your investment in the Securities. The “Acceleration Measurement Period” will be the five Index Business Days from but excluding the Acceleration Date, subject to adjustment as described under “— Market Disruption Event.” Subject to the prior verification by the Security Calculation Agent that the indicative value of $5.00 or less was accurately calculated by the NYSE or that the increase in the intraday index value of 60% from the most recent Monthly Initial Closing Level was accurately calculated by the Index Calculation Agent, as applicable, UBS must provide notice to the holders of the Securities that the minimum indicative value or maximum intraday index value threshold, as applicable, has been breached not less than five calendar days prior to the Acceleration Settlement Date. For a detailed description of how the intraday indicative value of the Securities is calculated see “Valuation of the Index and the Securities — Intraday Security Values.”

UBS’s Call Right

We have the right to redeem all, but not less than all, of the Securities upon not less than eighteen calendar days’ prior notice to the holders of the Securities, such redemption to occur on any Exchange Business Day (or if such day is not an Exchange Business Day, the next Exchange Business Day) that we may specify on or after October 3, 2011 through and including the Maturity Date (the “Call Settlement Date”). Upon early redemption in the event we exercise this right, you will receive a cash payment equal to the Closing Indicative Security Value, which will be calculated on the last Index Business Day in the Call Measurement Period and paid on the Call Settlement Date.

The Call Settlement Date is the third Business Day following the last Index Business Day in the Call Measurement Period.

If UBS issues a call notice on any calendar day, the “Call Valuation Date” will be the last Business Day of the week following the week in which the call notice is issued, generally Friday, subject to a minimum five calendar day period commencing on the date of the issuance of the call notice and ending on the related Call Valuation Date. If UBS issues a call notice on a Friday, the related Call Valuation Date will fall on the following Friday.

The “Call Measurement Period” means the five Index Business Days from and including the Call Valuation Date, subject to adjustments as described under “— Market Disruption Event.”

Specific Terms of the Securities

We will inform you of such Call Settlement Amount on the first Business Day following the last Index Business Day in the Call Measurement Period.

If a Market Disruption Event is continuing or occurs on the scheduled Call Valuation Date with respect to any of the Index constituents, such Call Valuation Date may be postponed as described under “— Market Disruption Event.”

Market Disruption Event

VWAP Level.    To the extent a Disrupted Day (as defined below) exists with respect to an Index constituent on an Averaging Date (as defined below) or on a Redemption Valuation Date, the VWAP and published share weighting with respect to such Index constituent (and only with respect to such Index constituent) for such Averaging Date or Redemption Valuation Date will be determined by the Security Calculation Agent or one of its affiliates on the first succeeding Index Business Day that is not a Disrupted Day (the “Deferred Averaging Date”) with respect to such Index constituent irrespective of whether pursuant to such determination, the Deferred Averaging Date would fall on a date originally scheduled to be an Averaging Date. If the postponement described in the preceding sentence results in the VWAP of a particular Index constituent being calculated on a day originally scheduled to be an Averaging Date, for purposes of determining the VWAP Levels on the Index Business Days during the Final Measurement Period, Call Measurement Period or Acceleration Measurement Period, or on the Redemption Valuation Date, as applicable, the Security Calculation Agent or one of its affiliates, as the case may be, will apply the VWAP with respect to such Index constituent for such Deferred Averaging Date to the calculation of the VWAP Level (i) on the date(s) of the original disruption with respect to such Index constituent and (ii) such Averaging Date. For example, if the Final Measurement Period, Call Measurement Period or Acceleration Measurement Period, as applicable, for purposes of calculating the Closing Indicative Security Value, is based on the arithmetic mean of the VWAP Levels on August 8, 2011, August 9, 2011, August 10, 2011, August 11, 2011 and August 12, 2011 and there is a Market Disruption Event for an Index constituent on August 8, 2011, but no other Market Disruption Event during the Final Measurement Period, Call Measurement Period or Acceleration Measurement Period, as applicable, then the VWAP for such disrupted Index constituent on August 9, 2011 will be used more than once to calculate the Closing Indicative Security Value, and such Closing Indicative Security Value will be determined based on the arithmetic mean of the VWAP for such disrupted Index constituent on August 9, 2011, August 9, 2011, August 10, 2011, August 11, 2011 and August 12, 2011.

If the Redemption Valuation Date is based on the VWAP Level on August 8, 2011 and there is a Market Disruption Event for an Index constituent on August 8, 2011, then the VWAP for such disrupted Index constituent on August 9, 2011 will be used to calculate the Closing Indicative Security Value, assuming that day is not also a Disrupted Day.

In no event, however, will any postponement pursuant to the two immediately preceding paragraphs result in the final Averaging Date or the Redemption Valuation Date, as applicable, with respect to any Index constituent occurring more than three Index Business Days following the day originally scheduled to be such final Averaging Date or the Redemption Valuation Date. If the third Index Business Day following the date originally scheduled to be the final Averaging Date or the Redemption Valuation Date, as applicable, is not an Index Business Day or is a Disrupted Day with respect to such Index constituent, the Security Calculation Agent or one of its affiliates will determine the VWAP and share weighting with respect to any Index constituent required to be determined for the purpose of calculating the applicable VWAP Level based on its good faith estimate of the VWAP and share weighting of each such Index constituent that would have prevailed on the Primary Exchange on such third Index Business Day but for such suspension or limitation.

Specific Terms of the Securities

An “Averaging Date” means each of the Index Business Days during the Final Measurement Period, the Call Measurement Period or the Acceleration Measurement Period, as applicable, subject to adjustment as described herein.

A “Disrupted Day” with respect to any Index constituent is any Index Business Day on which the Primary Exchange or any Related Exchange fails to open for trading during its regular trading session or on which a Market Disruption Event has occurred and is continuing, and, in both cases, the occurrence of which is determined by the Security Calculation Agent to have a material effect on the VWAP Level.

Notwithstanding the occurrence of one or more of the events below, which may, in the Security Calculation Agent’s discretion, constitute a Market Disruption Event with respect to an Index constituent, the Security Calculation Agent in its discretion may waive its right to postpone the VWAP and share weighting determinations if it determines that one or more of the below events has not and is not likely to materially impair its ability to determine the VWAP of the applicable Index Constituent on such date.

With respect to an Index constituent, a “Market Disruption Event” means:

(a)	the occurrence or existence of a condition specified below:

(i)	any suspension, absence or limitation of trading on the Primary Exchange for trading in the Index constituent, whether by reason of movements in price exceeding limits permitted by the Primary Exchange or otherwise;

(ii)	any suspension, absence or limitation of trading on the Related Exchange for trading in futures or options contracts related to the Index constituent, whether by reason of movements in price exceeding limits permitted by such Related Exchange or otherwise, or

(iii)	any event (other than an event described in (b) below) that disrupts or impairs (as determined by the Security Calculation Agent) the ability of market participants in general (A) to effect transactions in, or obtain market values for, the relevant Index constituent or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to the relevant Index constituent; or

(b)	the closure on any Index Business Day of the Primary Exchange or any Related Exchange prior to its Scheduled Closing Time unless such earlier closing time is announced by the Primary Exchange or such Related Exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on the Primary Exchange or such Related Exchange on such Index Business Day and (ii) the submission deadline for orders to be entered into the Primary Exchange or such Related Exchange system for execution at the close of trading on such Index Business Day;

in each case determined by the Security Calculation Agent in its sole discretion; and

(c)	a determination by the Security Calculation Agent in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the Securities.

For purposes of the above definition:

(a)	a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Primary Exchange or Related Exchange, and

(b)

for purposes of clause (a) above, limitations pursuant to the rules of any Primary Exchange or Related Exchange similar to NYSE Rule 80B or Nasdaq Rule 4120 (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B or Nasdaq Rule 4120 as determined by the Security

Specific Terms of the Securities

Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading.

“Scheduled Closing Time” means, with respect to the Primary Exchange or the Related Exchange, on any Index Business Day, the scheduled weekday closing time of the Primary Exchange or such Related Exchange on such Index Business Day, without regard to after hours or any other trading outside of the regular trading session hours.

Index Closing Level.    The Index Closing Level on any Monthly Valuation Date, the last Index Business Day in the Final Measurement Period, Call Measurement Period or Acceleration Measurement Period, or on the Redemption Valuation Date, will be determined based on the closing level of the Index or alternative calculation of the Index published following the regular official weekday close of the principal trading session of the relevant exchange for such index. The Security Calculation Agent or one of its affiliates, as the case may be, will determine the Index Closing Level on any Monthly Valuation Date, last Index Business Day in the Final Measurement Period, Call Measurement Period or Acceleration Measurement Period, or on the Redemption Valuation Date. Any Monthly Valuation Date, the last Index Business Day in the Final Measurement Period, Call Measurement Period or Acceleration Measurement Period, or the Redemption Valuation Date, may be postponed, and thus the determination of the Index Closing Level may be postponed, if the Security Calculation Agent determines that, on any Monthly Valuation Date, last Index Business Day in the Final Measurement Period, Call Measurement Period or Acceleration Measurement Period, or Redemption Valuation Date, a Market Disruption Event with respect to the Index has occurred or is continuing. If such a postponement occurs, the Security Calculation Agent will use the Index Closing Level on the first Index Business Day on which no Market Disruption Event with respect to the Index occurs or is continuing, and the Monthly Valuation Date, last Index Business Day in the Final Measurement Period, Call Measurement Period or Acceleration Measurement Period, or Redemption Valuation Date, will be postponed to the next following Index Business Day. Notwithstanding the occurrence of one or more of the events below, which may, in the Security Calculation Agent’s discretion, constitute a Market Disruption Event with respect to the Index, the Security Calculation Agent in its discretion may waive its right to postpone the Monthly Valuation Date, the last Index Business Day in the Final Measurement Period, Call Measurement Period or Acceleration Measurement Period, or the Redemption Valuation Date, if it determines that one or more of the below events has not and is not likely to materially impair its ability to determine the Index Closing Level. In no event, however, will the determination of the Index Closing Level be postponed by more than three Index Business Days.

If the determination of the Index Closing Level is postponed to the last possible day, but a Market Disruption Event with respect to the Index occurs or is continuing on that day, that day will nevertheless be the date on which the Index Closing Level will be determined by the Security Calculation Agent, and the Monthly Valuation Date, last Index Business Day in the Final Measurement Period, Call Measurement Period or Acceleration Measurement Period, or Redemption Valuation Date, will be the next Index Business Day. In that event, the Security Calculation Agent will make a good faith estimate in its sole discretion of the Index Closing Level that would have prevailed in the absence of the Market Disruption Event.

Any of the following will be a Market Disruption Event with respect to the Index, in each case as determined by the Security Calculation Agent in its sole discretion:

(a)	suspension, absence or material limitation of trading in a material number of Index constituents for more than two hours or during the one-half hour before the close of trading in the applicable market or markets;

Specific Terms of the Securities

(b)	suspension, absence or material limitation of trading in option or futures contracts relating to the Index or to a material number of Index constituent equity interests in the primary market or markets for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market;

(c)	the Index is not published; or

(d)	in any other event, if the Security Calculation Agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect as described in the section entitled ‘‘Use of Proceeds and Hedging’’.

The following events will not be Market Disruption Events with respect to the Index:

(a)	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

(b)	a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any Index constituent equity interests.

For this purpose, an ‘‘absence of trading’’ in the primary securities market on which option or futures contracts related to the Index or any Index constituent equity interests are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem the Securities in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus. If we exercise this right, the redemption price of the Securities will be determined by the Security Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “— Default Amount.”

For the purpose of determining whether the holders of our Medium-Term Notes, Series A, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Medium-Term Notes, Series A, as constituting the outstanding principal amount of the Securities. Although the terms of the Securities may differ from those of the other Medium-Term Notes, Series A, holders of specified percentages in principal amount of all Medium-Term Notes, Series A, together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series A, including the Securities. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series A, accelerating the maturity of the Medium-Term Notes, Series A after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification and Waiver of Covenants.”

Default Amount

The default amount for the Securities on any day will be an amount, in U.S. dollars for the principal of the Securities, equal to the cost of having a qualified financial institution, of the kind and selected as

Specific Terms of the Securities

described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

➢	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

➢	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third Business Day after that day, unless:

➢	no quotation of the kind referred to above is obtained, or

➢	every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two Business Day objection period have not ended before the Calculation Date, then the default amount will equal the Face Amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

➢	A-1 or higher by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency, or

➢	P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Specific Terms of the Securities

Discontinuance of or Adjustments to the Index; Alteration of Method of Calculation

If S&P discontinues publication of or otherwise fails to publish the Index and/or Price Return Index, or S&P does not make the Index constituents, their share weighting and/or the Index Divisor available to the VWAP Calculation Agent, and the Index Sponsor, S&P or another entity publishes successor or substitute indices that the Security Calculation Agent determines to be comparable to the discontinued Index and Price Return Index and for which the Index constituents, their share weightings, and/or the Index Divisor are available to the VWAP Calculation Agent (such index being referred to herein as a “successor index”), then the Price Return VWAP Level and VWAP Level for such successor index will be determined by the VWAP Calculation Agent by reference to the sum of the products of the VWAPs of the constituents underlying such successor price return index on the Primary Exchanges and each such constituent’s respective weighting within the successor price return index (which sum will be adjusted by any index divisor used by such successor price return index) on the dates and at the times as of which the VWAP Levels for such successor price return index are to be determined. In the event that such successor indices replace the Index and Price Return Index, the Index Closing Level, as determined by the Security Calculation Agent, will be closing level of such successor index that replaces the index.

Upon any selection by the Security Calculation Agent of successor indices, the Security Calculation Agent will cause written notice thereof to be furnished to the trustee, to us and to the holders of the Securities.

If S&P discontinues publication of the Index and/or Price Return Index or does not make the Index constituents, their share weightings and/or Index Divisor available to the VWAP Calculation Agent prior to, and such discontinuation or unavailability is continuing on, the Calculation Date or on any Index Business Day in the Final Measurement Period, Call Measurement Period or Acceleration Measurement Period, or on the Redemption Valuation Date, as applicable, or any other relevant date on which the VWAP Level is to be determined and the Security Calculation Agent determines that no successor indices are available at such time, or the Security Calculation Agent has previously selected successor indices and publication of such successor indices are discontinued prior to, and such discontinuation is continuing on the Calculation Date or on any Index Business Day in the Final Measurement Period, Call Measurement Period or Acceleration Measurement Period, or on the Redemption Valuation Date, as applicable, or any other relevant date on which the VWAP Level is to be determined, then the Security Calculation Agent will determine the relevant VWAP Levels using the VWAP and published share weighting of each Price Return Index constituent included in the Price Return Index or successor price return index, as applicable, immediately prior to such discontinuation or unavailability, as adjusted for certain corporate actions as described under “Alerian MLP Infrastructure Total Return Index — Index Rebalancings.” In that event, the Security Calculation Agent will cause notice thereof to be furnished to the trustee, to us and to the holders of the Securities.

If S&P discontinues publication of the Index and/or Price Return Index and such discontinuation or unavailability is continuing on any Monthly Valuation Date and the Security Calculation Agent determines that no successor indices are available at such time, or the Security Calculation Agent has previously selected successor indices and publication of such successor index is discontinued prior to, and such discontinuation is continuing on, such Monthly Valuation Date, then the Security Calculation Agent will use the Index Closing Level on the last Exchange Business Day immediately prior to such discontinuation or unavailability. In that event, the Security Calculation Agent will cause notice thereof to be furnished to the trustee, to us and to the holders of the Securities.

Notwithstanding these alternative arrangements, discontinuation of the publication of the Index and/or Price Return Index or successor indices, as applicable, may adversely affect the value of the Securities.

If at any time the method of calculating the Index, Price Return Index or successor indices, or the value thereof, is changed in a material respect, or if the Index, Price Return Index or a successor indices are in

Specific Terms of the Securities

any other way modified so that the VWAP Level or Index Closing Level of the Index or such successor index does not, in the opinion of the Security Calculation Agent, fairly represent the VWAP Level or Index Closing Level of the Index or such successor index had such changes or modifications not been made, then the Security Calculation Agent will make such calculations and adjustments as, in the good faith judgment of the Security Calculation Agent, may be necessary in order to arrive at a VWAP Level and Index Closing Level of an index comparable to the Index or such successor index, as the case may be, as if such changes or modifications had not been made, and the Security Calculation Agent will calculate the VWAP Levels and Index Closing Levels for the Index or such successor index with reference to the Index or such successor index, as adjusted. The Security Calculation Agent will accordingly calculate the Final VWAP Level, the Inverse Index Performance Amount, the Index Performance Percentage, the Monthly Performance Ratio, the Index Closing Level, the Current Indicative Value, the Redemption Fee Amount, the Fee Amount, the Accrued Stock Borrow Fees and the Closing Indicative Security Value, if any, that we will pay you at maturity, call, acceleration or redemption, based on the relevant VWAP Levels calculated by the VWAP Calculation Agent, as adjusted, and the Monthly Initial Closing Level and Monthly Performance Ratio based on the relevant Index Closing Level calculated by the Security Calculation Agent, as adjusted. Accordingly, if the method of calculating the Index, Price Return Index or successor indices are modified so that the level of the Index or such successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Index), which, in turn, causes the VWAP Level or Index Closing Level of the Index or such successor index to be a fraction of what it would have been if there had been no such modification, then the Security Calculation Agent will make such calculations and adjustments in order to arrive at a VWAP Level and an Index Closing Level for the Index or such successor index as if it had not been modified (e.g., as if such split had not occurred).

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity, call, acceleration or upon early redemption will be made to accounts designated by you and approved by us, or at the corporate trust office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a Business Day with respect to the Securities, we mean a day that is a Business Day of the kind described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the accompanying prospectus.

Modified Business Day

As described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the attached prospectus, any payment on the Securities that would otherwise be due on a day that is not a Business Day may instead be paid on the next day that is a Business Day, with the same effect as if paid on the original due date, except as described under “— Maturity Date” and “— Redemption Date” above.

Role of Security Calculation Agent

Our affiliate, UBS Securities LLC, will serve as the Security Calculation Agent for the Securities. We may change the Security Calculation Agent after the original issue date of the Securities without notice. The Security Calculation Agent will determine, among other things, the Current Principal Amount, the Closing Indicative Security Value, the Inverse Index Performance Amount, the Index Performance Percentage, the Financing Level, the Accrued Financing Payment, the Fee Amount, the Accrued Stock

Specific Terms of the Securities

Borrow Fees, the Current Indicative Value, the Monthly Reset Factor, the Monthly Performance Ratio, the Redemption Fee Amount and whether any day is a Business Day, Index Business Day or an Exchange Business Day. The Security Calculation Agent will also be responsible for determining whether a Market Disruption Event has occurred, whether the Index has been discontinued and whether there has been a material change in the Index. All determinations made by the Security Calculation Agent will be at the sole discretion of the Security Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different Security Calculation Agent from time to time after the date of this prospectus supplement without your consent and without notifying you.

The Security Calculation Agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity, call or acceleration, or upon early redemption, on or prior to 12:00 p.m., New York City time, on the Business Day immediately preceding the Maturity Date, any Redemption Date, any Call Settlement Date or Acceleration Settlement Date, as applicable.

All dollar amounts related to determination of the Current Principal Amount, the Closing Indicative Security Value, the Inverse Index Performance Amount, the Current Indicative Value, the Fee Amount, the Accrued Stock Borrow Fees, the Accrued Financing Payment and the Redemption Fee Amount, if any, per Security, and the Financing Level, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of Securities per holder will be rounded to the nearest cent, with one-half cent rounded upward. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the Security Calculation Agent.

Reissuances or Reopened Issues

We may, at our sole discretion, “reopen” or reissue the Securities. We issued the Securities initially in an amount having the aggregate offering price specified on the cover of this prospectus supplement. However, we may issue additional Securities in amounts that exceed the amount on the cover at any time, without your consent and without notifying you. The Securities do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the Securities. For more information, please refer to “Description of Debt Securities We May Offer — Amounts That We May Issue” in the accompanying prospectus.

These further issuances, if any, will be consolidated to form a single class with the originally issued Securities and will have the same CUSIP number and will trade interchangeably with the Securities immediately upon settlement. Any additional issuances will increase the aggregate Principal Amount of the outstanding Securities of the class, plus the aggregate Principal Amount of any Securities bearing the same CUSIP number that are issued pursuant to any future issuances of Securities bearing the same CUSIP number. The price of any additional offering will be determined at the time of pricing of that offering.

Booking Branch

The Securities will be booked through UBS AG, Jersey Branch.

Specific Terms of the Securities

Clearance and Settlement

The DTC participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Securities for the purposes we describe in the attached prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Securities as described below.

In anticipation of the sale of the Securities, we or our affiliates expect to enter into hedging transactions involving purchases or sales of securities included in or linked to the Index and/or listed and/or over-the-counter options, futures or exchange-traded funds on the Index constituents or the Index prior to and/or on the Initial Trade Date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

➢	acquire or dispose of long or short positions of Index constituents or other securities of issuers of the Index constituents,

➢

acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the Index or the value of the Index constituents,

➢

acquire or dispose of long or short positions in listed or over-the-counter options, futures, or exchange-traded funds or other instruments based on the level of other similar market indices or MLPs, or

➢	any combination of the above three.

We or our affiliates may acquire a long or short position in securities similar to the Securities from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the last Index Business Day in the Final Measurement Period. That step may involve sales or purchases of any of the Index constituents, listed or over-the-counter options or futures on the Index constituents or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on indices designed to track the performance of the Index.

The hedging activity discussed above may adversely affect the market value of the Securities from time to time. See “Risk Factors” on page S-18 for a discussion of these adverse effects.

Material U.S. Federal Income Tax Consequences

The following is a general description of the material United States federal tax considerations relating to the Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Securities and receiving payments under the Securities. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

The discussion below supplements, and to the extent inconsistent replaces, the discussion under “U.S. Tax Considerations” in the attached prospectus. This discussion applies to you only if you hold your Securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

➢	a dealer in securities,

➢	a trader in securities that elects to use a mark-to-market method of tax accounting for your securities holdings,

➢	a bank,

➢	a life insurance company,

➢	a tax-exempt organization,

➢	a person subject to alternative minimum tax,

➢	a person that purchases or sells the Securities as part of a wash sale for tax purposes,

➢	a person that owns Securities as part of a straddle or a hedging or conversion transaction for tax purposes, or

➢	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Securities.

Except as otherwise noted under “Non-United States Holders” below, this discussion is only applicable to you if you are a United States holder. You are a United States holder if you are a beneficial owner of a Security and you are: (i) a citizen or resident of the United States; (ii) a domestic corporation; (iii) an estate whose income is subject to United States federal income tax regardless of its source; or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Material U.S. Federal Income Tax Consequences

NO STATUTORY, REGULATORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR SECURITIES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR SECURITIES.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the Securities as a pre-paid derivative contract with respect to the Index. The terms of the Securities require you and us (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization. If the Securities are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and your tax basis in the Securities. Such gain or loss should generally be long-term capital gain or loss if you held your Securities for more than one year. In general, your tax basis in your Securities will be equal to the price you paid for them. Capital gain of a non-corporate United States holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your Securities will generally begin on the date after the issue date (i.e., the settlement date) for your Securities and, if you hold your Securities until maturity, your holding period will generally include the maturity date.

Alternative Treatments. The Internal Revenue Service released a notice in 2007 that may affect the taxation of holders of the Securities. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the Securities should be required to accrue ordinary income on a current basis, whether additional gain or loss upon the sale or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Securities. The outcome of this process is uncertain.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

In addition, it is possible that the Securities could be treated as a debt instrument subject to the special tax rules governing contingent debt instruments. If the Securities are so treated, you would be required to accrue interest income over the term of your Securities based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Securities. You would recognize gain or loss upon the sale, redemption, termination or maturity of your Securities in an amount equal to the difference, if any, between the amount you receive at such time and your

Material U.S. Federal Income Tax Consequences

adjusted basis in your Securities. In general, your adjusted basis in your Securities would be equal to the amount you paid for your Securities, increased by the amount of interest you previously accrued with respect to your Securities. Any gain you recognize upon the sale, redemption, termination or maturity of your Securities would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Securities, and thereafter, would be capital loss.

If the Securities are treated as a contingent debt instrument and you purchase your Securities in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the Securities, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described under “U.S. Tax Considerations—Taxation of Debt Securities—Market Discount” and “U.S. Tax Considerations—Taxation of Debt Securities—Debt Securities Purchased at a Premium” in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Securities in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

It is also possible that the Securities could be treated as a series of derivative contracts each of which matures on the next rebalancing date. If your Securities were properly characterized in such a manner, you would be treated as disposing of your Securities on each rebalancing date in return for new derivative contracts that mature on the next rebalancing date, and you would accordingly likely recognize capital gain or loss (subject to the discussion of Section 1260 of the Code above) on each rebalancing date equal to the difference between your basis in your Securities (which would be adjusted to take into account any prior recognition of gain or loss) and their fair market value on such date. The amount of loss recognized in this case could be deferred on account of the “wash sale” rules of Section 1091 of the Code. There may also be a risk that the Internal Revenue Service could assert that the Securities should not give rise to long-term capital gain or loss because the Securities offer exposure to a short investment strategy.

In addition, the Internal Revenue Service could potentially assert that you should be required to treat amounts attributable to the Accrued Stock Borrow Fees, the Fee Amount or the Redemption Fee Amount as amounts of expense. The deduction of any such deemed expenses would generally be subject to the 2% floor on miscellaneous itemized deductions. Such amounts would correspondingly increase the amount of gain or decrease the amount of loss that you recognize with respect to your Securities.

Because of the absence of authority regarding the appropriate tax characterization of your Securities, it is possible that the IRS could seek to characterize your Securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS could possibly assert that (i) you should be treated as if you entered into a short sale with respect to the Index or the underlying components of the Index, in which case any gain that you recognize upon the sale or maturity of your Securities could be treated as short-term capital gain, (ii) you should be required to accrue interest income equal to the Accrued Financing Payments on a monthly basis over the term of your Securities or that such amount should be includible in ordinary income upon the sale or maturity of your Securities, (iii) your Securities should be treated as a notional principal contract for tax purposes, or (iv) some or all of the gain or loss that you recognize upon the exchange, redemption or maturity of your Securities should be treated as ordinary gain or loss. You should consult your tax adviser as to the tax consequences of such characterizations and any possible alternative characterizations of your Securities for U.S. federal income tax purposes.

Information with Respect to Foreign Financial Assets. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some

Material U.S. Federal Income Tax Consequences

circumstances, a higher threshold), may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions as well as any of the following (which may include your Securities), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties, and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Securities.

Medicare Tax. For taxable years beginning after December 31, 2012, if you are an individual or estate , or a trust that does not fall into a special class of trusts that is exempt from such tax, you will be subject to a 3.8% tax on the lesser of (1) your “net investment income” for the relevant taxable year and (2) the excess of your modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). Your net investment income will generally include your gross interest income and your net gains from the disposition of Securities, unless such interest payments or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the Securities.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on Internal Revenue Service Form 8886. An investment in the Securities or a sale of the Securities should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Securities or a sale of the Securities to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Securities.

Backup Withholding and Information Reporting. Notwithstanding that we do not intend to treat the Securities as debt for tax purposes, we intend to apply the information reporting and backup withholding rules that are described under “U.S. Tax Considerations — Taxation of Debt Securities — Backup Withholding and Information Reporting” in the accompanying prospectus to any payments made on your Securities.

Non-United States Holders. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Securities but you will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities unless you comply with certain certification and identification requirements as to your foreign status.

Benefit Plan Investor Considerations

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the U.S. Internal Revenue Code (the “Code”).

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans any other plans that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S. or other laws (“Similar Laws”).

The acquisition of the Securities by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the Securities are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the Securities. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of the Securities, provided that neither the issuer of the Securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Any purchaser or holder of the Securities or any interest therein will be deemed to have represented by its purchase and holding or conversion of the Securities that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not purchasing the Securities on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement or (2) the purchase or holding of the Securities will not result in a non-exempt prohibited transaction or a similar violation under any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the Securities on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA

Benefit Plan Investor Considerations

Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable. Purchasers of the Securities have exclusive responsibility for ensuring that their purchase and holding of the Securities do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The sale of any of the Securities to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

Supplemental Plan of Distribution

On the Initial Trade Date, we sold $10,000,000 face amount of Securities to UBS Securities LLC at 100% of their aggregate face amount. UBS Securities LLC will sell these Securities to the public at 100% of their aggregate face amount.

After the Initial Trade Date, UBS Securities LLC, UBS Financial Services Inc. and dealers purchasing as principal may sell the Securities for a price equal to their Closing Indicative Security Value as calculated by UBS Securities LLC as of the date of such sale. In calculating the Closing Indicative Security Value for the purpose of those sales, UBS Securities LLC will assume that the date of the sale is a Redemption Valuation Date. We will receive proceeds in each such sale equal to such Closing Indicative Security Value multiplied by the number of Securities sold. UBS Securities LLC, UBS Financial Services Inc. or other broker-dealers may charge normal commissions in connection with any of the sales described in this paragraph.

We are not, however, obliged to, and may not, sell the full aggregate principal amount of the Securities. We may suspend or cease sales of the Securities at any time, at our discretion. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

Broker-dealers may make a market in the Securities, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this prospectus supplement and the accompanying prospectus) may be used by such dealers in connection with market-making transactions. In these transactions, dealers may resell a Security covered by this prospectus that they acquire from other holders after the original offering and sale of the Securities, or they may sell a Security covered by this prospectus in short sale transactions.

As described in more detail under “Use of Proceeds and Hedging” on page S-57, we or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities. UBS and/or its affiliates may earn additional income as a result of payments pursuant to these swap or related hedge transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the Securities in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the U.S. Securities Act of 1933. Among other activities, broker-dealers and other persons may make short sales of the Securities and may cover such short positions by borrowing Securities from UBS or its affiliates or by purchasing Securities from UBS or its affiliates subject to its obligation to repurchase such Securities at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus-delivery and liability provisions of the U.S. Securities Act of 1933. This prospectus will be deemed to cover any short sales of Securities by market participants who cover their short positions with Securities borrowed or acquired from us or our affiliates in the manner described above.

UBS reserves the right to pay a portion of the Fee Amount to UBS Securities LLC or UBS Financial Services Inc. and certain broker-dealers in consideration for services relating to the Securities including, but not limited to, promotion and distribution.

Supplemental Plan of Distribution

Conflicts of Interest

UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. UBS Securities LLC is not permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

ANNEX A

NOTICE OF EARLY REDEMPTION

To: e-tracsredemptions@ubs.com

Subject: E-TRACS Notice of Early Redemption, CUSIP No. 902641612

[BODY OF EMAIL]

Name of broker: [    ]

Name of beneficial holder: [    ]

Number of Securities to be redeemed: [    ]

Redemption Valuation Date: [    ], 20[    ]

Broker Contact Name: [    ]

Broker Telephone #: [    ]

Broker DTC # (and any relevant sub-account): [    ]

The undersigned acknowledges that in addition to any other requirements specified in the prospectus supplement relating to the Securities being satisfied, the Securities will not be redeemed unless (i) this notice of redemption is delivered to UBS Securities LLC by 12:00 noon (New York City time) on the Business Day prior to the Redemption Valuation Date; (ii) the confirmation, as completed and signed by the undersigned is delivered to UBS Securities LLC by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (iii) the undersigned has booked a delivery vs. payment (“DVP”) trade on the Redemption Valuation Date, facing UBS Securities LLC DTC 642 and (iv) the undersigned instructs DTC to deliver the DVP trade to UBS Securities LLC as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned further acknowledges that the undersigned has read the section “Selected Risk Considerations — You will not know the Redemption Amount at the time you elect to request that we repurchase your Securities” in the prospectus supplement relating to the Securities and the undersigned understands that it will be exposed to market risk on the Redemption Valuation Date.

A-1

ANNEX B

BROKER’S CONFIRMATION OF REDEMPTION

[TO BE COMPLETED BY BROKER]

Dated:

UBS Securities LLC

UBS Securities LLC, as Security Calculation Agent

Fax: (203) 719-0943

To Whom It May Concern:

The holder of UBS AG $[            ] Medium-Term Notes, Series A, Exchange Traded Access Securities due October 3, 2040, CUSIP No. 902641612, redeemable for a cash amount based on the performance of the Alerian MLP Infrastructure Total Return Index (the “Securities”) hereby irrevocably elects to exercise, on the Redemption Date of [holder to specify], with respect to the number of Securities indicated below, as of the date hereof, the redemption right as described in the prospectus supplement relating to the Securities (the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) book a DVP trade on the Redemption Valuation Date with respect to the number of Securities specified below at a price per Security equal to the Redemption Amount, facing UBS Securities LLC DTC 642 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned acknowledges that in addition to any other requirements specified in the Prospectus being satisfied, the Securities will not be redeemed unless (i) this confirmation is delivered to UBS Securities LLC by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (ii) the undersigned has booked a DVP trade on the Redemption Valuation Date, facing UBS Securities LLC DTC 642; and (iii) the undersigned will deliver the DVP trade to UBS Securities LLC as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

Very truly yours,
[NAME OF DTC PARTICIPANT HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of Securities surrendered for redemption:

DTC # (and any relevant sub-account):

Contact Name:

Telephone:

Fax:

E-mail:

At least 50,000 Securities must be redeemed at one time to exercise the right to early redemption on any redemption date.

B-1

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

Prospectus Supplement

Prospectus Supplement Summary	S-1
Hypothetical Examples	S-12
Risk Factors	S-18
Alerian MLP Infrastructure Total Return Index	S-30
Valuation of the Index and the Securities	S-38
Specific Terms of the Securities	S-42
Use of Proceeds and Hedging	S-57
Material U.S. Federal Income Tax Consequences	S-58
Benefit Plan Investor Considerations	S-62
Supplemental Plan of Distribution	S-64
Conflicts of Interest	S-65

Prospectus
Introduction	1
Cautionary Note Regarding Forward- Looking Information	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	6
UBS	7
Use of Proceeds	9
Description of Debt Securities We May Offer	10
Description of Warrants We May Offer	30
Legal Ownership and Book-Entry Issuance	45
Considerations Relating to Indexed Securities	50
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	53
U.S. Tax Considerations	55
Tax Considerations Under the Laws of Switzerland	66
Benefit Plan Investor Considerations	68
Plan of Distribution	70
Conflicts of Interest	72
Validity of the Securities	73
Experts	73

UBS AG 1xMonthly Short

Exchange Traded Access

Securities (E-TRACS) Linked to the Alerian MLP Infrastructure Total Return Index due October 1, 2040

UBS AG $100,000,000 E-TRACS

Amendment No. 2 dated January 11, 2012* to

Prospectus Supplement dated September 28, 2010

(To Prospectus dated January 11, 2012)

UBS Investment Bank